                                                                    EXHIBIT 10.1







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                                CREDIT AGREEMENT

                            Dated as of June 17, 2005

                                  by and among

                            MILLER INDUSTRIES, INC.,
                                                     as Borrower

                                       and

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                                                     as Lender







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

                                TABLE OF CONTENTS

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Article I. Definitions...........................................................................1

         Section 1.1.  Definitions...............................................................1
         Section 1.2.  General; References to Times..............................................21

Article II. Credit Facility......................................................................22

         Section 2.1.  Revolving Credit Loans....................................................22
         Section 2.2.  Term Loan.................................................................22
         Section 2.3.  Letters of Credit.........................................................23
         Section 2.4.  Rates and Payment of Interest on Loans....................................25
         Section 2.5.  Repayment of Loans........................................................26
         Section 2.6.  Prepayments...............................................................26
         Section 2.7.  Continuation..............................................................27
         Section 2.8.  Notes.....................................................................27
         Section 2.9.  Amount Limitations........................................................27
         Section 2.10.  Voluntary Reductions of the Revolving Credit Commitment..................27

Article III. Payments, Fees and Other General Provisions.........................................28

         Section 3.1.  Payments..................................................................28
         Section 3.2.  Minimum Amounts...........................................................28
         Section 3.3.  Fees......................................................................28
         Section 3.4.  Computations..............................................................29
         Section 3.5.  Usury.....................................................................29
         Section 3.6.  Agreement Regarding Interest and Charges..................................29
         Section 3.7.  Statements of Account.....................................................30
         Section 3.8.  Taxes.....................................................................30

Article IV. Yield Protection, Etc................................................................31

         Section 4.1.  Additional Costs; Capital Adequacy........................................31
         Section 4.2.  Suspension of LIBOR Loans.................................................32
         Section 4.3.  Illegality................................................................32
         Section 4.4.  Compensation..............................................................33
         Section 4.5.  Treatment of Affected Loans...............................................33
         Section 4.6.  Change of Office..........................................................34
         Section 4.7.  Assumptions Concerning Funding of LIBOR Loans.............................34

Article V. Conditions Precedent..................................................................34

         Section 5.1.  Initial Conditions Precedent..............................................34
         Section 5.2.  Conditions Precedent to All Loans and Letters of Credit...................37

Article VI. Representations and Warranties.......................................................38

         Section 6.1.  Representations and Warranties............................................38
         Section 6.2.  Survival of Representations and Warranties, Etc...........................44

                                       A-i
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
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Article VII. Affirmative Covenants...............................................................44

         Section 7.1.  Preservation of Existence and Similar Matters.............................45
         Section 7.2.  Compliance with Applicable Law............................................45
         Section 7.3.  Maintenance of Property...................................................45
         Section 7.4.  Conduct of Business.......................................................45
         Section 7.5.  Insurance.................................................................45
         Section 7.6.  Payment of Taxes and Claims...............................................46
         Section 7.7.  Visits and Inspections....................................................47
         Section 7.8.  Use of Proceeds...........................................................47
         Section 7.9.  Environmental Matters.....................................................47
         Section 7.10.  Books and Records........................................................47
         Section 7.11.  Further Assurances.......................................................48
         Section 7.12.  New Subsidiaries/Guarantors..............................................48
         Section 7.13.  Foreign Subsidiary Documents.............................................48
         Section 7.14.  Depository Institution; Service Provider.................................48
         Section 7.15.  Limitation on Non-Material Subsidiaries..................................48

Article VIII. Information........................................................................49

         Section 8.1.  Quarterly Financial Statements............................................49
         Section 8.2.  Year-End Statements.......................................................49
         Section 8.3.  Compliance Certificate....................................................50
         Section 8.4.  Other Information.........................................................50

Article IX. Negative Covenants...................................................................52

         Section 9.1.  Financial Covenants.......................................................52
         Section 9.2.  Restricted Payments.......................................................53
         Section 9.3.  Indebtedness..............................................................54
         Section 9.4.  Investments...............................................................55
         Section 9.5.  Liens; Negative Pledges; Other Matters....................................56
         Section 9.6.  Merger, Consolidation, Sales of Assets and Other Arrangements.............56
         Section 9.7.  Fiscal Year; Accounting Changes...........................................57
         Section 9.8.  Modifications of Organizational Documents.................................57
         Section 9.9.  Guaranties................................................................57
         Section 9.10.  Changes Relating to Subordinated Indebtedness............................58
         Section 9.11.  Transactions with Affiliates.............................................58
         Section 9.12.  Speculative Transactions.................................................58
         Section 9.13.  ERISA Exemptions.........................................................58
         Section 9.14.  Sale and Leaseback Transactions..........................................58
         Section 9.15.  Material Contracts.......................................................59

Article X. Default...............................................................................59

         Section 10.1.  Events of Default........................................................59
         Section 10.2.  Remedies Upon Event of Default...........................................62
         Section 10.3.  Remedies Upon Default....................................................63
         Section 10.4.  Allocation of Proceeds...................................................63

                                      A-ii
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         Section 10.5.  Performance by Lender....................................................64
         Section 10.6.  Rights Cumulative........................................................64

Article XI. Miscellaneous........................................................................64

         Section 11.1.  Notices..................................................................64
         Section 11.2.  Expenses.................................................................65
         Section 11.3.  Setoff...................................................................66
         Section 11.4.  Litigation; Jurisdiction; Other Matters; Waivers.........................66
         Section 11.5.  Successors and Assigns...................................................67
         Section 11.6.  Amendments; Waivers......................................................68
         Section 11.7.  Nonliability of Lender...................................................68
         Section 11.8.  Confidentiality..........................................................68
         Section 11.9.  Indemnification..........................................................69
         Section 11.10.  Termination; Survival...................................................70
         Section 11.11.  Severability of Provisions..............................................71
         Section 11.12.  GOVERNING LAW...........................................................71
         Section 11.13.  Counterparts............................................................71
         Section 11.14.  Limitation of Liability.................................................71
         Section 11.15.  Entire Agreement........................................................71
         Section 11.16.  Construction............................................................71
         Section 11.17.  Patriot Act.............................................................72

SCHEDULE 6.1.(b)(i)        Ownership Structure
SCHEDULE 6.1.(b)(ii)       Discontinued Subsidiaries
SCHEDULE 6.1.(f)           Title to Properties; Liens
SCHEDULE 6.1.(g)           Existing Indebtedness
SCHEDULE 6.1.(h)           Litigation

EXHIBIT A                  Form of Notice of Borrowing
EXHIBIT B                  Form of Revolving Credit Note
EXHIBIT C                  Form of Term Note
EXHIBIT D                  Form of Opinion of Counsel to Borrower and Guarantors
EXHIBIT E                  Form of Compliance Certificate
EXHIBIT F                  Form of Security Agreement
EXHIBIT F-1                Form of Subsidiary Security Agreement
EXHIBIT G                  Form of Pledge Agreement
EXHIBIT H                  Form of Guaranty
EXHIBIT I                  Form of Intercreditor Agreement
EXHIBIT J                  Form of Pennsylvania Mortgage
EXHIBIT K                  Form of Tennessee Deed of Trust
EXHIBIT L                  Form of Environmental Indemnity

        THIS CREDIT AGREEMENT (this "Agreement") dated as of June 17, 2005 by and between MILLER INDUSTRIES, INC., a corporation formed under the laws of the State of Tennessee (the "Borrower"), and WACHOVIA BANK, NATIONAL ASSOCIATION (the "Lender").

        WHEREAS, the Lender desires to make available to the Borrower a secured credit facility in the initial aggregate amount of $27,000,000 on the terms and conditions contained herein.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

                             ARTICLE I. DEFINITIONS

SECTION 1.1. DEFINITIONS.

        In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

        "ACCESSION AGREEMENT" means an Accession Agreement substantially in the form of Annex I to the Guaranty.

        "ADDITIONAL COSTS" has the meaning given that term in Section 4.1.

        "ADJUSTED LIBOR" means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by
(b) a percentage equal to 1 MINUS the LIBOR Reserve.

        "AFFILIATE" means any Person (other than the Lender): (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding 5.0% or more of any Equity Interest in the Borrower; or (c) 5.0% or more of whose voting stock or other Equity Interest is directly or indirectly owned or held by the Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person. In no event shall the Lender be deemed to be an Affiliate of the Borrower.

        "AGREEMENT DATE" means the date as of which this Agreement is dated.

        "APPLICABLE LAW" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.


                                       -1

        "APPLICABLE PERCENTAGE" shall mean the percentage points set out below opposite the applicable Consolidated Leverage Ratio:

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
---------------- --------------------------------------------- --------------------- ------------- -----------------
     Level               Consolidated Leverage Ratio                  Adjusted            Base        Unused Fee
     Level                                                             LIBOR /            Rate
                                                                    LIBOR Market         Margin
                                                                     Index Rate
                                                                       Margin

---------------- --------------------------------------------- --------------------- ------------- -----------------
       I         less than 1.00 to 1.00                                 1.75%             0.0%           0.15%
---------------- --------------------------------------------- --------------------- ------------- -----------------
      II         equal to or greater than 1.00 to 1.00, but             2.00%             0.0%           0.25%
                 less than 1.25 to 1.00
---------------- --------------------------------------------- --------------------- ------------- -----------------
     III         Equal to or greater than 1.25 to 1.00, but             2.25%             0.0%           0.25%
                 less than 1.50 to 1.00
---------------- --------------------------------------------- --------------------- ------------- -----------------
      IV         Equal to or greater than 1.50 to 1.00                  2.50%             0.0%           0.35%
---------------- --------------------------------------------- --------------------- ------------- -----------------

Notwithstanding the foregoing, as of the Agreement Date until the Compliance Certificate for the period ending December 31, 2005 has been delivered to, and verified by, the Lender, the Applicable Percentage for LIBOR Loans shall be 2.00% and the Unused Fee shall be 0.25% per annum. Thereafter, the Applicable Percentage and the Unused Fee shall be determined on a quarterly basis by calculating the Consolidated Leverage Ratio promptly after receipt and verification of the financial statements and certificates required to be delivered by the Borrower pursuant to Sections 8.1., 8.2. and 8.3. hereof. Any adjustment to the Applicable Percentage shall be effective as of the second Business Day after the quarterly (or annual) financial statements are delivered to, and verified by, the Lender. Should the Borrower fail to timely deliver any financial statements required for the calculation of the Consolidated Leverage Ratio, then, effective as of the date such financial statements were required to be delivered, the Applicable Percentage shall be increased to the highest rate set forth in the table above until the second Business Day after the Borrower actually delivers such financial statements to the Lender.

        "ASSIGNEE" has the meaning given that term in Section 11.5.(d).

        "BASE RATE" means the per annum rate of interest equal to the Prime Rate. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender or any other Lender on any extension of credit to any debtor.

        "BASE RATE LOAN" means a Loan bearing interest at a rate based on the Base Rate.


                                       -2

        "BENEFIT ARRANGEMENT" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

        "BORROWER" has the meaning set forth in the introductory paragraph hereof and shall include the Borrower's successors and permitted assigns.

        "BUSINESS DAY" means (a) any day other than a Saturday, Sunday or other day on which banks in Atlanta, Georgia are authorized or required to close and
(b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

        "CAPITAL EXPENDITURES" means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution or addition thereof, which has a useful life of more than one year, including without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges and Capitalized Lease Obligations.

        "CAPITALIZED LEASE OBLIGATION" means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet prepared in accordance with GAAP as of the applicable date.

        "CASH EQUIVALENTS" means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than 180 days from the date of creation thereof and currently having a rating of "A-1" and "P-1" or greater from either Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody's Investors Service, Inc., (c) certificates of deposit, fixed deposits or treasury deposits maturing no more than 270 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America or any other country, each having combined capital, surplus and undivided profits of not less than $500,000,000 (or the Dollar equivalent thereof) and having a rating of "A" or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $2,500,000 (or the Dollar equivalent thereof) for any one such certificate of deposit and $5,000,000 (or the Dollar equivalent thereof) for any one such bank, (d) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (e) investments in money market or liquidity funds having a rating of AAAm from Standard and Poor's Ratings Services, Inc. or Aaa/MR1+ from Moody's Investors Service, Inc. and (f) corporate securities rated at least "A-1" by Moody's Investors Service, Inc. or "A" by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc.

        "CHASSIS FLOORPLAN AGREEMENT" means any agreement (other than a purchase order) pursuant to which (a) the Borrower or any Continuing Subsidiary purchases, acquires or receives


                                       -3
chassis (whether through a purchase, bailment, consignment or other arrangement), (b) the Borrower or any Continuing Subsidiary incurs any obligation to pay any Person for or with respect to any portion of the invoice price for such chassis, and (c) the Borrower or any Continuing Subsidiary grants such Person a Lien in, or such Person retains any ownership interest in, such chassis.

        "CIT CREDIT AGREEMENT" means that credit agreement dated July 23, 2001, as amended, among the lenders party thereto, CIT Group, as administrative agent, and the Borrower and its Subsidiaries.

        "CIT GROUP" means CIT Group/Business Credit, Inc., in its capacity as administrative agent in connection with the CIT Credit Agreement.

        "CIT LENDERS" shall mean each of the lenders party to the CIT Credit Agreement.

        "COLLATERAL" shall mean all of the real and personal property required to be pledged to the Lender under, and pursuant to, the Mortgages, the Security Agreement, the Subsidiary Security Agreement and the Pledge Agreement, and shall include any additional real or personal property pledged to the Lender hereafter.

        "COMPLIANCE CERTIFICATE" has the meaning given that term in Section 8.3.

        "CONSOLIDATED ASSETS" means the assets of the Borrower and its Subsidiaries, on a consolidated basis.

        "CONSOLIDATED EBITDA" means, with respect to the Borrower and its Continuing Subsidiaries for any period (without duplication), Consolidated Net Income for such period, PLUS (to the extend deducted in the determination of Consolidated Net Income): (i) depreciation and amortization; (ii) Consolidated Interest Expense; (iii) income tax expense; (iv) extraordinary losses; (v) losses from disposition of assets; (vi) the amount of any deduction to Consolidated Net Income as the result of any grant to any members of management or other employees of Borrower or its Continuing Subsidiaries of any non-cash stock or equity based compensation (including, the impact of FAS 123(R) on such stock or equity based compensation); and (vii) all other non-cash charges during such period in an amount not to exceed $2,000,000; MINUS (but only to the extent included in the determination of Consolidated Net Income): (i) extraordinary gains; and (ii) gains from disposition of assets.

        "CONSOLIDATED FIXED CHARGES" means, for any period, the aggregate amount of the following of the Borrower and its Continuing Subsidiaries determined on a consolidated basis for such period: (a) Consolidated Interest Expense for the Four-Quarter Period for which Consolidated Fixed Charges is determined (excluding any non-cash amortization of deferred financing costs), (b) current maturities of long-term Indebtedness of the type described in clauses (a), (b),
(d), (e), (h), (i) and (j) thereof, current maturities of Capitalized Lease Obligations (excluding the portion of any payments made in respect of Capitalized Lease Obligations allocable to interest expense otherwise included in clause (a)) and current maturities of the Road One Obligations that are scheduled to become due during the four-quarter period immediately


                                       -4
succeeding any date of determination of Consolidated Fixed Charges, and (c) Consolidated Rental Expense for the Four-Quarter Period for which Consolidated Fixed Charges is determined.

        "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means the ratio of (i) the sum of Consolidated EBITDA for the Four-Quarter Period for which is determined, MINUS income taxes paid or accrued during such Four-Quarter Period, MINUS Consolidated Unfinanced Capital Expenditures for such Four-Quarter Period, PLUS Consolidated Rental Expense for such Four-Quarter Period MINUS the aggregate amount of all cash dividends in respect of its Equity Interests that are declared and/or made by Borrower during such Four Quarter Period TO (ii) Consolidated Fixed Charges.

        "CONSOLIDATED INTEREST EXPENSE" means, for any applicable period, the aggregate interest expense (both accrued and paid without duplication) of the Borrower and its Continuing Subsidiaries for such period, including the portion of any payments made in respect of Capitalized Lease Obligations allocable to interest expense, all on a consolidated basis.

        "CONSOLIDATED LEVERAGE RATIO" shall mean the ratio of (a) Consolidated Total Senior Funded Debt outstanding at the time of the determination of the Consolidated Leverage Ratio, TO (b) Consolidated EBITDA for the Four-Quarter Period for which the Consolidated Leverage Ratio is determined.

        "CONSOLIDATED NET INCOME" means, with respect to the Borrower and its Continuing Subsidiaries for any period, the net income (or loss) of the Borrower and its Continuing Subsidiaries on a consolidated basis for such period determined in accordance with GAAP.

        "CONSOLIDATED RENTAL EXPENSE" means, with respect to the Borrower and its Continuing Subsidiaries for any period, lease, rental and all other payments made in respect of or in connection with the use of property (whether real, personal or mixed) by the Borrower and its Continuing Subsidiaries on a consolidated basis with respect to such period (other than payments with respect to Capitalized Lease Obligations).

        "CONSOLIDATED TANGIBLE NET WORTH" means, as of a given date, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of
(a) total assets, MINUS (b) intangible assets (including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names, deferred financing costs and loans to Affiliates that are not Loan Parties, loans to shareholders and loans to employees), MINUS
(c) all Indebtedness and other liabilities of Borrower and its Subsidiaries on a consolidated basis.

        "CONSOLIDATED TOTAL SENIOR FUNDED DEBT" means, as of any date of determination, without duplication, all then currently outstanding obligations, liabilities, and indebtedness of the Borrower and its Subsidiaries on a consolidated basis as of such date of the types described in subsections (a) through (e), (h), (i) and (j) (but excluding the amounts in (j) attributable to Discontinued Subsidiaries (except for FGR)) of the definition of Indebtedness, including, but not limited to, the principal amount of Loans outstanding under the Loan Documents, and shall further and in any event include the Road One Obligations, which have a remaining balance as of


                                       -5
the Agreement Date of $2,146,667 in the aggregate, but shall exclude all Subordinated Indebtedness.

        "CONSOLIDATED UNFINANCED CAPITAL EXPENDITURES" means, with respect to the Borrower and its Continuing Subsidiaries, Capital Expenditures not financed, in whole or in part, by indebtedness for money borrowed (excluding Revolving Credit Loans) or capitalized leases, on a consolidated basis.

        "CONTINUE", "CONTINUATION" and "CONTINUED" each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.7.

        "CONTINUING SUBSIDIARY(IES)" means any Subsidiary that is not a Discontinued Subsidiary.

        "CONVERT", "CONVERSION" and "CONVERTED" each refers to the conversion of a LIBOR Loan into a Base Rate Loan in accordance with Sections 2.7. and 4.5.

        "CREDIT EVENT" means the making (or deemed making) of any Loan, the Continuation of any Loan or the issuance of any Letter of Credit.

        "DEFAULT" means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

        "DERIVATIVES CONTRACT" means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term "Derivatives Contract" includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

        "DERIVATIVES TERMINATION VALUE" means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as


                                       -6
determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Lender).

        "DISCONTINUED SUBSIDIARY" means each Subsidiary set forth on Schedule 6.1(b)(ii).

        "DOLLARS" or "$" means the lawful currency of the United States of America.

        "DOMESTIC MATERIAL SUBSIDIARY" means a Domestic Subsidiary that is also a Material Subsidiary.

        "DOMESTIC SUBSIDIARY(IES)" means those Continuing Subsidiaries that are organized under the laws of any jurisdiction of the United States of America, any State thereof or the District of Columbia.

        "EFFECTIVE DATE" means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Lender.

        "ENVIRONMENTAL LAWS" means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

        "EQUITY INTEREST" means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person, whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

        "EQUITY ISSUANCE" means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

        "ERISA GROUP" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.


                                       -7

        "EVENT OF DEFAULT" means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

        "FAIR MARKET VALUE" means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or the NASDAQ National Market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

        "FEES" means the fees and commissions provided for or referred to in
Section 3.3. and any other fees payable by the Borrower hereunder or under any other Loan Document.

        "FDIC" shall mean the Federal Deposit Insurance Corporation.

        "FGR" shall mean F.G. Russell Truck Equipment, Ltd.

        "FIRST-TIER FOREIGN MATERIAL SUBSIDIARY" means a Foreign Material Subsidiary, a majority of the Equity Interests in which is owned of record by a Domestic Subsidiary.

        "FIRST-TIER FOREIGN SUBSIDIARY" means a Foreign Subsidiary, a majority of the Equity Interests in which is owned of record by a Domestic Subsidiary.

        "FOREIGN MATERIAL SUBSIDIARY(IES)" means a Foreign Subsidiary that is also a Material Subsidiary.

        "FOREIGN SUBSIDIARY(IES)" means those Continuing Subsidiaries that are NOT organized under the laws of any jurisdiction of the United States of America, any State thereof or the District of Columbia.

        "FOUR-QUARTER PERIOD" means the rolling, prior four consecutive fiscal quarters ending on the date of any computation of any ratio or other provision contained herein (including the quarter ending on the date as of which such computation is made).

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

        "GOVERNMENTAL APPROVALS" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.


                                       -8

        "GOVERNMENTAL AUTHORITY" means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity or any arbitrator with authority to bind a party at law.

        "GREENEVILLE MORTGAGE" means the deed of trust encumbering the real property commonly known as 711 Campbell Drive, Greeneville, Tennessee.

        "GUARANTOR" means any Person that is a party to the Guaranty as a "Guarantor," which shall include each Domestic Material Subsidiary.

        "GUARANTY", "GUARANTEED", "GUARANTYING" or to "GUARANTEE" as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, "Guaranty" shall also mean the Guaranty to which the Guarantors are parties substantially in the form of Exhibit H, but shall not include endorsements for collection or deposit in the ordinary course of business.

        "HARBOURSIDE" means Harbourside Investments, LLLP, a Georgia limited liability limited partnership.

        "HAZARDOUS MATERIALS" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as "hazardous substances", "hazardous materials", "hazardous wastes", "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, "TCLP" toxicity or "EP toxicity"; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.


                                       -9

        "INDEBTEDNESS" means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events)); (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation and (j) all obligations of such Person to pay the deferred purchase price of property or services excluding (i) trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which such payable is being disputed or contested in good faith and with respect to which adequate reserves in conformity with GAAP, if any are so required, have been established on the books of such Person; PROVIDED, HOWEVER, that trade accounts payable that are overdue by more than 180 days shall nevertheless be included in Indebtedness for purposes of calculating Consolidated Total Senior Funded Debt notwithstanding the existence of such good faith dispute or contest and (ii) trade accounts payable arising with respect to chassis purchases. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person's pro rata share of the ownership of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person's pro rata portion of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).

        "INDEPENDENT DISTRIBUTORS" means distributors of the Borrower or any Continuing Subsidiary that are not Subsidiaries of any Loan Party.

        "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement among William G. Miller and the Lender, substantially in the form of Exhibit I.


                                      -10

        "INTEREST PERIOD" means, with respect to the LIBOR Loan made in connection with the Term Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending 1 month thereafter, except that each Interest Period that commences on the last Business Day of a calendar month shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Term Loan Maturity Date, such Interest Period shall end on the Term Loan Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

        "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

        "INVESTMENT" means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to (excluding intercompany receivables arising in the ordinary course of business of the Borrower and the Continuing Subsidiaries), capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

        "JUNIOR CREDIT AGREEMENT" means that certain Amended and Restated Credit Agreement dated as of July 23, 2001, by and among William G. Miller, as Agent, the Persons party thereto as lenders, Borrower and Miller Industries Towing Equipment Inc., as amended by (i) that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of April 12, 2002, among Borrower, Miller Industries Towing Equipment Inc., certain Subsidiaries of Borrower, Bank of America, N.A., Wachovia Bank, N.A., AmSouth Bank and SunTrust Bank, (ii) that certain letter agreement dated November 19, 2003, by Contrarian Funds, LLC, and Bank of America, N.A., (iii) that certain Amendment No. 3 to Amended and Restated Credit Agreement dated as of January 14, 2004, among Borrower, Miller Industries Towing Equipment Inc., certain Subsidiaries of Borrower, Contrarian Funds, LLC as agent and lender and Harbourside as a lender, (iv) that certain Amendment No. 4 to Amended and Restated Credit Agreement dated as of November 5, 2004, among Borrower, Miller Industries Towing Equipment Inc., certain Subsidiaries of Borrower and Harbourside as agent and sole lender, and (v) that certain Amendment No. 5 to Amended and Restated Credit Agreement dated as of the Agreement Date, among Borrower, Miller Industries Towing Equipment Inc., certain Subsidiaries of Borrower and William G. Miller, as agent and sole lender, and as the same may from time to time be amended, supplemented, restated or modified from time to time provided


                                      -11
that any such amendment, supplement, restatement or modification is permitted under this Agreement.

        "JUNIOR LENDER AGENT" means the Person that is the "Agent" under and as defined in the Junior Credit Agreement.

        "JUNIOR LENDERS" means the Persons that are "Lenders" under and as defined in the Junior Credit Agreement.

        "L/C COMMITMENT" means $5,000,000.

        "LETTER OF CREDIT" has the meaning given that term in Section 2.3.(a).

        "LETTER OF CREDIT DOCUMENTS" means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

        "LETTER OF CREDIT LIABILITIES" means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.

        "LENDER" means Wachovia Bank, National Association, together with its respective successors and permitted assigns.

        "LIBOR" means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Lender as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan comprising part of such borrowing would be offered by the Lender to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.


                                      -12

        "LIBOR LOAN" means a Loan bearing interest at a rate based on LIBOR (i.e. either the LIBOR Market Index Rate or Adjusted LIBOR).

        "LIBOR MARKET INDEX RATE" means, for any LIBOR Market Index Rate Loan, on any date of determination, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for one month deposits in Dollars at approximately 11:00 a.m. (London time) on such date, or if such date is not a Business Day, then the immediately preceding Business Day, DIVIDED BY a percentage equal to 1 MINUS the LIBOR Reserve. If for any reason such rate is not available, the term "LIBOR Market Index Rate" shall mean, for any LIBOR Market Index Rate Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for one month deposits in Dollars at approximately 11:00 a.m. (London time) on such date DIVIDED BY a percentage equal to 1 MINUS the LIBOR Reserve; PROVIDED, HOWEVER, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

        "LIBOR MARKET INDEX RATE LOAN" means a Loan bearing interest at a rate based on the LIBOR Market Index Rate.

        "LIBOR RESERVE" means the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of the Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in the Adjusted LIBOR or the LIBOR Market Index Rate, as applicable, on the date on which such change in such maximum rate becomes effective

        "LIEN" as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

        "LOAN(S)" means the Revolving Credit Loans, the Term Loan or both of them, as the context indicates.

        "LOAN DOCUMENT" means this Agreement and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.


                                      -13

        "LOAN PARTY" means the Borrower, each Guarantor and each Pledgor.

        "MANDATORILY REDEEMABLE STOCK" means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the later to occur of (a) the Revolving Credit Maturity Date or (b) the Term Loan Maturity Date.

        "MATERIAL ADVERSE EFFECT" means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

        "MATERIAL CONTRACT" shall mean any contract or other agreement, whether written or oral, to which the Borrower or any Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

        "MATERIAL SUBSIDIARY(IES)" means a Continuing Subsidiary as to which 5% or more of Consolidated EBITDA or 10% or more of Consolidated Assets during any fiscal quarter of the Borrower is, directly or indirectly, attributable.

        "MERCER MORTGAGE" means the Mortgage encumbering the real property commonly known as 7320 W. Market St., Mercer, Pennsylvania.

        "MORTGAGE(S)" means any of the Ooltewah Mortgage, Greeneville Mortgage or the Mercer Mortgage, or all of them, as the context indicates.

        "MULTIEMPLOYER PLAN" means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

        "NAVISTAR CONSIGNMENT AGREEMENT" means that certain Consignment and Sales Agreement, dated April 14, 1999, by and among the Navistar International Transportation Corp.,


                                      -14

Lee Smith, Inc. and Miller Towing, as the same may be amended, modified or supplemented from time to time.

        "NEGATIVE PLEDGE" means, with respect to a given asset, any provision of a document, instrument or agreement (other any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; PROVIDED, HOWEVER, that an agreement that conditions a Person's ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person's ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

        "NET PROCEEDS" means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

        "NOTE(S)" means the Revolving Credit Note or the Term Note, or both of them, as the context indicates.

        "NOTICE OF BORROWING" means a notice in the form of Exhibit A to be delivered to the Lender pursuant to Section 2.1.(b) evidencing the Borrower's request for a borrowing of Loans.

        "OBLIGATIONS" means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and the other Loan Parties owing to the Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, all obligations due to the Lender or to any affiliate of the Lender under any Derivatives Contract, and the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

        "OFF-BALANCE SHEET OBLIGATIONS" means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of "off-balance sheet arrangements" (as defined in the SEC Off-Balance Sheet Rules) which the Borrower would be required to disclose in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Borrower's report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor). As used in this definition, the term "SEC Off-Balance Sheet Rules" means the Disclosure in Management's Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and
249).


                                      -15

        "OOLTEWAH MORTGAGE" means the deed of trust encumbering the real property commonly known as 8503 Hilltop Drive, Ooltewah, Tennessee.

        "PARTICIPANT" has the meaning given that term in Section 11.5.(c).

        "PBGC" means the Pension Benefit Guaranty Corporation and any successor agency.

        "PERMITTED ACQUISITIONS" shall mean the acquisition by the Borrower or any Continuing Subsidiary of all or substantially all of the business or a line of business (whether by the acquisition of Equity Interests, assets or a combination thereof) of any other Person (each an "Acquisition"); PROVIDED that
(a) such business or line of business is in the same, a substantially related or a complimentary line of business as the business of the Borrower and its Continuing Subsidiaries, taken as a whole, conducted on the Agreement Date; (b) such Acquisition is made with the approval of the board of directors of the Person to be acquired; (c) both before and immediately after giving pro forma effect to any such Acquisition (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained herein and in the other Loan Documents would be true and correct in all material respects; (d) immediately after giving pro forma effect to such Acquisition as though the Acquisition had closed on the first day of the Four-Quarter Period for which the most recent financial statements have been delivered pursuant to Sections 8.1. or 8.2., the Borrower would be in compliance with the financial covenants in Section 9.1. and Lender shall have received a pro forma Compliance Certificate evidencing such compliance; (e) the EBITDA of, or attributable to, the Person or line of business to be acquired is not less than zero for the fiscal quarter most recently ended, unless the Lender has given its prior written consent to such Acquisition (such consent not to be unreasonably withheld or delayed) (for purposes of this definition, "EBITDA" means, with respect to any Person for any period (without duplication), net income of such Person for such period, exclusive of the following (but only to the extent included in the determination of net income): (i) depreciation and amortization;
(ii) interest expense; (iii) income tax expense; (iv) extraordinary gains and losses; and (v) gains and losses from disposition of assets); (f) the total consideration paid in connection with such Acquisition shall not exceed $7,500,000, unless the Borrower has delivered to the Lender a written request to consent to such Acquisition (such consent not to be unreasonably withheld or delayed), which shall be accompanied by such information and materials as may be reasonably requested by the Lender, including, without limitation, (i) a reasonably detailed description of the material terms for such Acquisition, (ii) financial statements of the Person to be acquired or financial statements relating to the line of business to be acquired, for the three most recent fiscal years available and, if available, for any interim periods since the most recent fiscal year-end, (iii) consolidated projected income statements of Borrower and its Continuing Subsidiaries after giving effect to such Acquisition for a three-year period following the consummation of such Acquisition; (g) (i) the total cash consideration paid in connection with such Acquisition, when taken together with the aggregate cash consideration paid in connection with all such Acquisitions during the term of this Agreement, shall not exceed $20,000,000 and (ii) the total consideration (including cash and non-cash consideration) paid in connection with such Acquisition, when taken together with the aggregate amount of all cash and non-cash consideration in connection with all Acquisitions during the term of this Agreement, shall not exceed $40,000,000 in the aggregate; (h) Lender has


                                      -16
received each item required pursuant to Section 7.12. hereof; and (i) the number of such Acquisitions shall not exceed three over the term of this Agreement and two in any fiscal year.

        "PERMITTED LIENS" means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 7.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar Applicable Laws, or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for borrowed money), or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, reservations, exceptions, encroachments, rights of way, covenants running with the land, and other similar title exceptions or encumbrances and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the use thereof in the business of such Person;
(d) Liens in favor of the Lender; (e) Capitalized Lease Obligations and purchase money security interests permitted pursuant to Section 9.3.(f); (g) (i) Liens in existence as of the Agreement Date or hereafter granted by Borrower or any Continuing Subsidiary in favor of Junior Lender Agent to secure the Subordinated Indebtedness and other obligations owing to the Junior Lenders and Junior Lender Agent under the Junior Credit Agreement, provided that all such Liens are at all times subordinated to the Obligations pursuant to the terms of the Intercreditor Agreement and (ii) the Liens in existence as of the Agreement date and set forth on Schedule 6.1(f), including without limitation the mortgage encumbering real property commonly known as 2755 Kirila Boulevard, Hermitage, Mercer County, Pennsylvania granted to FSG Bank, NA., (h) Liens encumbering the assets of Jige International or Boniface Engineering, Ltd. which secure the Indebtedness permitted under Section 9.3.(k) or 9.3.(l) hereof, (i) Liens arising in connection with inventory repurchase obligations permitted under Section 9.3.(j), provided that such Liens are limited to the inventory and proceeds thereof subject to the financing arrangement contemplated by the applicable Repurchase Agreement; (j) Liens on Collateral arising in connection with a Chassis Floorplan Agreement as in effect on the Agreement Date or as entered into after the Agreement Date by Borrower or a Continuing Subsidiary with the prior written approval of the Lender (not to be unreasonably withheld or delayed), provided such Liens are limited to the inventory and proceeds thereof subject to the applicable Chassis Floorplan Agreement; (k) Liens arising in connection with the Navistar Consignment Agreement with respect to the chassis subject thereto and related collateral, provided that such Liens are subject to an intercreditor agreement in form and substance reasonably satisfactory to Lender; and (l) Liens arising from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and such Liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material property or assets of any Loan Party is subject to a material risk of loss or forfeiture and a stay of execution pending appeal or proceeding for review is in effect .


                                      -17

        "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

        "PLAN" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

        "PLEDGE AGREEMENT" means the Pledge Agreement substantially in the form of Exhibit G, pursuant to which the Borrower will pledge 100% of the Equity Interests of each Domestic Material Subsidiary and will pledge 65% of the Equity Interests of each First-Tier Foreign Material Subsidiary of Borrower and its Domestic Subsidiaries.

        "PLEDGOR" means any Person that is a party to the Pledge Agreement as a "Pledgor."

        "POST-DEFAULT RATE" means a rate per annum equal the Base Rate as in effect from time to time PLUS 3%.

        "PRIME RATE" means the rate of interest per annum announced publicly by the Lender as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender.

        "PRINCIPAL OFFICE" means the office of the Lender located at 171 17th Street NW, 100 Building, Atlanta, Georgia, 30363, or such other office of the Lender as the Lender may designate from time to time.

        "REGULATORY CHANGE" means, with respect to the Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including the Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by the Lender with any request or directive regarding capital adequacy.

        "REIMBURSEMENT OBLIGATION" means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Lender for any drawing honored by the Lender under a Letter of Credit.

        "REPURCHASE AGREEMENT" means any agreement pursuant to which the Borrower or any of its Continuing Subsidiaries agrees to (a) purchase or repurchase sold or leased inventory from the creditor (who is a party to such Repurchase Agreement) of an Independent Distributor, or (b)


                                      -18
otherwise indemnify or make whole the creditor (who that is a party to such Repurchase Agreement) of an Independent Distributor with respect to any loss arising out of the purchase or financing of inventory sold or leased by the Borrower or any Continuing Subsidiary.

        "RESPONSIBLE OFFICER" means with respect to the Borrower or any Subsidiary, the chairman, chief executive officer or any co-chief executive officer, the president and the chief financial officer of the Borrower or such Subsidiary.

        "RESTRICTED PAYMENT" means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any Subsidiary now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any Subsidiary now or hereafter outstanding; and (d) any payment or prepayment made with respect to Subordinated Indebtedness.

        "REVOLVING CREDIT COMMITMENT" means $20,000,000.

        "REVOLVING CREDIT LOAN(S)" means a loan by the Lender to the Borrower in accordance with Section 2.1.(a) below.

        "REVOLVING CREDIT MATURITY DATE" means June 17, 2008, unless earlier accelerated in accordance with the terms of this Agreement.

        "REVOLVING CREDIT NOTE" has the meaning given it in Section 2.9.(a) hereof.

        "ROAD ONE OBLIGATIONS" means the amount of the Borrower's payout obligations under certain settlement obligations, which have a remaining balance as of the Agreement date of $2,146,667 in the aggregate.

        "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

        "SECURITY AGREEMENT" means either the security agreement executed and delivered by the Borrower to the Lender in the form of Exhibit F hereto.

        "SOLVENT" means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.


                                      -19

        "STATED AMOUNT" means the amount to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

        "SUBORDINATED INDEBTEDNESS" means any Indebtedness of Borrower that is subordinated in right of payment to the Obligations on terms and conditions satisfactory to Lender in its sole and absolute discretion, and in any event including Indebtedness of Borrower owing to the Junior Lenders in the principal amount, as of the Agreement Date, of $10,000,000.

        "SUBSIDIARY" means, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

        "SUBSIDIARY SECURITY AGREEMENT" means the Subsidiary Security Agreement executed and delivered by each Domestic Material Subsidiary to the Lender in the form of Exhibit F-1 hereto, or both of them, as the context indicates

        "SWEEP PLUS LOAN & INVESTMENT SERVICE" has the meaning given such term in Section 2.1.(b).

        "TAXES" has the meaning given that term in Section 3.8.

        "TERM LOAN" means the loan made by the Lender to the Borrower in accordance with Section 2.2. below.

        "TERM LOAN COMMITMENT" means $7,000,000.

        "TERM LOAN MATURITY DATE" means June 17, 2010, unless earlier accelerated in accordance with the terms of this Agreement.

        "TERM LOAN NOTE" has the meaning given that term in Section 2.9.(b).

        "TYPE" with respect to any Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

        "UNFUNDED LIABILITIES" means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most


                                      -20
recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

        "UNUSED FEE" has the meaning given that term in Section 3.3.(a).

        "WHOLLY OWNED DOMESTIC SUBSIDIARY" means any Domestic Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors' qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Wholly Owned Domestic Subsidiaries of such Person or by such Person and one or more other Wholly Owned Domestic Subsidiaries of such Person.

SECTION 1.2. GENERAL; REFERENCES TO TIMES.

        Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. References in this Agreement to "Sections", "Articles", "Exhibits" and "Schedules" are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to "Subsidiary" means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an "Affiliate" means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Atlanta, Georgia time. References herein to "Consolidated EBITDA" or "Consolidated Assets" that relate only to a particular Subsidiary shall be deemed to mean "Consolidated EBITDA" and "Consolidated Assets" of such Subsidiary (the "First-Tier Subsidiary") and any Subsidiaries of such First-Tier Subsidiary, and shall be calculated in a manner consistent with such definitions.


                                      -21

                           ARTICLE II. CREDIT FACILITY

SECTION 2.1. REVOLVING CREDIT LOANS.

        (a) GENERALLY. Subject to the terms and conditions hereof, during the period from the Effective Date to but excluding the Revolving Credit Maturity Date, the Lender agrees to make Revolving Credit Loans to the Borrower in an aggregate principal amount at any one time outstanding up to, but not exceeding, the Revolving Credit Commitment LESS the aggregate Letter of Credit Liabilities. Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Revolving Credit Maturity Date, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder.

        (b) REQUESTING REVOLVING CREDIT LOANS. The Borrower shall give the Lender notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of a Revolving Credit Loan. Each Notice of Borrowing shall be delivered to the Lender before 11:00 a.m. on the date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Borrowing sent to the Lender by facsimile on the same day of the giving of such telephonic notice. Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrower.

        Borrower may, at its option, participate in the Lender's Sweep Plus Loan & Investment Service, pursuant to which excess funds are swept from, and Revolving Credit Loans are made to, the Borrower's operating account with the Lender in order to maintain a certain "Collected Balance" (the "Sweep Plus Loan & Investment Service"). The terms and conditions of such Sweep Plus Loan & Investment Service will be governed by the Lender's standard agreement for such service, in form and substance satisfactory to the Borrower and the Lender.

        (c) DISBURSEMENTS OF LOAN PROCEEDS. Subject to satisfaction of the applicable conditions set forth in Article V. for such borrowing, the Lender will make the proceeds of such borrowing available to the Borrower no later than 2:00 p.m. on the date and at the account specified by the Borrower in such Notice of Borrowing.

SECTION 2.2. TERM LOAN.

        Subject to the terms and conditions set out in this Agreement, the Lender agrees to make a single loan to the Borrower on the Effective Date in a principal amount equal to the Term Loan Commitment. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Article V. shall be deemed to constitute the Borrower's request to borrow the Term Loan on the Agreement Date. Payments in respect of the Term Loan may not be reborrowed.


                                      -22

SECTION 2.3. LETTERS OF CREDIT.

        (a) LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement (including, without limitation, Section 2.9.), the Lender agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Revolving Credit Maturity Date one or more letters of credit (each a "Letter of Credit") up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment.

        (b) TERMS OF LETTERS OF CREDIT. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Lender and the Borrower. Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Revolving Credit Maturity Date; PROVIDED, HOWEVER, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Lender but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Revolving Credit Maturity Date.

        (c) REQUESTS FOR ISSUANCE OF LETTERS OF CREDIT. The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) at least three Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by the Lender. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article V., the Lender shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary. Upon the written request of the Borrower, the Lender shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any other Loan Document, the term of such other Loan Document shall control.

        (d) REIMBURSEMENT OBLIGATIONS. Upon receipt by the Lender from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Lender shall promptly notify the Borrower of the amount to be paid by the Lender as a result of such demand and the date on which payment is to be made by the Lender to such beneficiary in respect of such demand; provided, however, the Lender's failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. Subject to Section 2.3(f), the Borrower hereby unconditionally and irrevocably agrees to pay and reimburse the Lender for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection).


                                      -23

        (e) MANNER OF REIMBURSEMENT. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Lender whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Lender for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Lender, or if the Borrower fails to reimburse the Lender for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article V. would permit the making of Revolving Credit Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Credit Loans in an amount equal to the unpaid Reimbursement Obligation.

        (f) DUTIES REGARDING LETTERS OF CREDIT; UNCONDITIONAL NATURE OF REIMBURSEMENT OBLIGATIONS. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Lender shall not be responsible for, and the Borrower's obligations in respect of the Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Lender, in each case except to the extent resulting from the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment). None of the above shall affect, impair or prevent the vesting of any of the Lender's rights or powers hereunder. Any action taken or omitted to be taken by the Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Lender any liability to the Borrower. In this regard, the obligation of the Borrower to reimburse the Lender for any drawing made under any Letter of Credit, and to repay any Revolving Credit Loan made pursuant to Section 2.3.(e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the


                                      -24

Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Lender under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower's Reimbursement Obligations, in each case except to the extent resulting from the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment). Notwithstanding anything to the contrary contained in this Section or Section 11.9., but not in limitation of the Borrower's unconditional obligation to reimburse the Lender for any drawing made under a Letter of Credit as provided in this Section, and to repay any Revolving Credit Loan made pursuant to Section 2.3.(e), the Borrower shall have no obligation to indemnify the Lender in respect of any liability incurred by the Lender arising solely out of the gross negligence or willful misconduct of the Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Lender with respect to any Letter of Credit.

        (h) AMENDMENTS, ETC. The issuance by the Lender of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Lender), and no such amendment, supplement or other modification shall be issued unless the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form.

SECTION 2.4. RATES AND PAYMENT OF INTEREST ON LOANS.

        (a)     REVOLVING CREDIT LOANS.

                (i) RATE. The Borrower promises to pay to the Lender interest on the unpaid principal amount of each Revolving Credit Loan, for the period from and including the date of the making of such Revolving Credit Loan to but excluding the date such Revolving Credit Loan shall be paid in full, at the LIBOR Market Index Rate for such Revolving Credit Loan PLUS the Applicable Percentage.

Notwithstanding the foregoing, during the continuance of an Event of Default, at the election of Lender, the Borrower shall pay to the Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan.


                                      -25

                (ii) PAYMENT OF INTEREST. Accrued and unpaid interest on each Revolving Credit Loan shall be payable monthly in arrears on the first day of each calendar month. Interest payable at the Post-Default Rate shall be payable from time to time on demand.

        (b)     TERM LOAN.

                (i) RATE. The Borrower promises to pay to the Lender interest on the unpaid principal amount of the Term Loan, for the period from and including the date of the making of such Term Loan to but excluding the date such Term Loan shall be paid in full, at Adjusted LIBOR for such Loan for the Interest Period therefor PLUS the Applicable Percentage.

Notwithstanding the foregoing, during the continuance of an Event of Default, at the election of Lender, the Borrower shall pay to the Lender interest at the Post-Default Rate on the outstanding principal amount of the Term Loan.

                (ii) PAYMENT OF INTEREST. Accrued and unpaid interest on the Term Loan shall be payable in arrears on the last day of each Interest Period therefor. Interest payable at the Post-Default Rate shall be payable from time to time on demand.

SECTION 2.5. REPAYMENT OF LOANS.

        (a) REVOLVING CREDIT LOANS. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Credit Loans on the Revolving Credit Maturity Date. If the Revolving Credit Loan is administered pursuant to the Lender's Sweep Plus Loan & Investment Service, the terms of the sweep agreement executed in connection therewith will govern the disbursement and repayment of the Revolving Credit Loan.

        (b) TERM LOAN. The Borrower shall repay the outstanding principal amount of the Term Loan in 59 consecutive monthly installment payments of $116,666.66 each, commencing on August 1, 2005 and the first Business Day of each month thereafter. The entire remaining outstanding principal amount of the Term Loan shall be due and payable in full on the 60th and final installment on the Term Loan Maturity Date.

SECTION 2.6. PREPAYMENTS.

        (a) REVOLVING CREDIT LOANS. The Borrower may prepay any Revolving Credit Loan at any time without premium or penalty. The Borrower shall give the Lender at least one Business Day's prior written notice of the voluntary prepayment of any Revolving Credit Loan.

        (b) TERM LOAN. Subject to Section 4.4., the Borrower may prepay all or a portion of the Term Loan without penalty or premium. The Borrower shall give the Lender at least one Business Day's prior written notice of any such prepayment. Any such prepayment shall be applied to the Term Loan principal installments in the inverse order of their scheduled maturities.


                                      -26

SECTION 2.7. CONTINUATION.

        So long as no Event of Default shall exist, the Term Loan shall automatically Continue as a LIBOR Loan at the end of any applicable Interest Period. Each new Continuation shall commence on the last day of the immediately preceding Interest Period. If an Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding anything to the contrary herein until such time as such Event of Default is no longer continuing.

SECTION 2.8. NOTES.

        (a) REVOLVING CREDIT NOTE. The Revolving Credit Loans shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit B (the "Revolving Credit Note") payable to the order of the Lender in a principal amount equal to the amount of the Revolving Credit Commitment as originally in effect and otherwise duly completed.

        (b) TERM NOTE. The Term Loan shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit C (the "Term Note"), payable to the order of the Lender in a principal amount equal to the Term Loan Commitment, as originally in effect and otherwise duly completed.

The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and such entries shall be presumptive evidence of the amounts due and owing to Lender by Borrower, absent manifest error; provided, however, that the failure of the Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.

SECTION 2.9. AMOUNT LIMITATIONS.

        Notwithstanding any other term of this Agreement or any other Loan Document, the Lender shall not be required to make a Revolving Credit Loan or issue a Letter of Credit, if immediately after the making of such Revolving Credit Loan or the issuance of such Letter of Credit, the sum of the aggregate principal amount of all outstanding Revolving Credit Loans PLUS the aggregate Letter of Credit Liabilities would exceed the amount of the Revolving Credit Commitment at such time.

SECTION 2.10. VOLUNTARY REDUCTIONS OF THE REVOLVING CREDIT COMMITMENT.

        The Borrower shall have the right at any time to terminate or permanently reduce, in whole or in part, the Revolving Credit Commitment without penalty or premium, subject to Section 2.6.(a) hereof, in a minimum principal amount of $5,000,000 (or, if less, the aggregate principal amount of Revolving Credit Loans then outstanding) or any whole multiples of $1,000,000 in excess thereof (or, if less, the aggregate principal amount of Revolving Credit Loans then outstanding), upon not less than five Business Days prior written notice to the Lender of each such termination or permanent reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective


                                      -27
only upon receipt by the Lender. Each termination or permanent reduction permitted pursuant to this Section 2.10. shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans such that, after giving effect to such termination or permanent reduction, the aggregate outstanding amount of Revolving Credit Loans PLUS the aggregate Letter of Credit Liabilities will not exceed the Revolving Credit Commitment, as reduced. The Revolving Credit Commitment, once terminated or permanently reduced may not be increased or reinstated.


            ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

SECTION 3.1. PAYMENTS.

        Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim. In this connection, in the event the Borrower utilizes the cash management services of the Lender the Borrower hereby authorizes the Lender to make automatic debits of the Borrower's principal operating account(s) maintained with Lender on the date on which any such payment hereunder shall become due. Subject to Section 10.3., the Borrower may, at the time of making each payment under this Agreement, specify to the Lender the amounts payable by the Borrower hereunder to which such payment is to be applied. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

SECTION 3.2. MINIMUM AMOUNTS.

        Unless the Sweep Plus Loan & Investment Service is in effect, each borrowing and continuation of Revolving Credit Loans shall be a minimum amount of $100,000 and integral multiples of $10,000 in excess thereof. Each voluntary prepayment of a Revolving Credit Loan or the Term Loan shall be in a minimum amount of $100,000 and integral multiples of $10,000 in excess thereof (or, if less, the aggregate principal amount of Loans then outstanding). If the Sweep Plus Loan & Investment Service is in effect, disbursements and continuation of Revolving Credit Loans shall be made in accordance therewith (but there shall be no obligation to utilize the Sweep Plus Loan and Investment Service).

SECTION 3.3. FEES.

        (a) UNUSED FEE. The Borrower agrees to pay to the Lender an unused fee (the "Unused Fee") equal to the product of (i) the average daily unused amount of the Revolving Credit Commitment available to be drawn MULTIPLIED BY
(ii) the Applicable Percentage for the period from and including the Agreement Date to, but excluding, the date the Revolving Credit Commitment is terminated or reduced to zero or the Revolving Credit Maturity Date. The Unused Fee shall be paid in arrears on (i) October 1, 2005 and on the first Business Day of each of Borrower's fiscal quarters thereafter, and (ii) on the Revolving Credit Maturity Date. For the avoidance of doubt, Letters of Credit issued under this Agreement shall constitute usage for purposes of calculating the Unused Fee.


                                      -28

        (b) FACILITY FEE. On the Agreement Date, the Borrower shall pay to the Lender a facility fee equal to (i) the Revolving Credit Commitment PLUS the Term Loan Commitment MULTIPLIED BY (ii) 0.5%.

        (c) LETTER OF CREDIT FEE. The Borrower agrees to pay to the Lender an annual issuance fee with respect to Letters of Credit at a rate per annum equal to the Applicable Percentage for LIBOR Loans MULTIPLIED BY the Stated Amount of each Letter of Credit. The fee provided for in the immediately preceding sentence shall be payable in advance on (i) the issuance date of such Letter of Credit for the period from the issuance date until and including its stated maturity, (ii) the renewal date of such Letter of Credit for the period from the renewal date until and including its stated maturity, as renewed, and
(iii) the amendment date of such Letter of Credit, to the extent such amendment extends the stated maturity date of such Letter of Credit, for the period from the amendment date until and including its stated maturity, as amended. The Borrower shall pay directly to the Lender from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Lender from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

SECTION 3.4. COMPUTATIONS.

        Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

SECTION 3.5. USURY.

        In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.

SECTION 3.6. AGREEMENT REGARDING INTEREST AND CHARGES.

        The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4. Notwithstanding the foregoing, the parties hereto further agree and stipulate that all facility fees, closing fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Lender to third parties or for damages incurred by the Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Lender for underwriting or administrative services and costs or losses performed or


                                      -29
incurred, and to be performed or incurred, by the Lender in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

SECTION 3.7. STATEMENTS OF ACCOUNT.

        The Lender will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents. Unless Borrower notifies Lender in writing of any objection to any such statement (specifically describing the basis for such objection), within 20 days after receipt thereof, each and every such statement shall (absent manifest error) shall be deemed conclusive upon Borrower. The failure of the Lender to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

SECTION 3.8. TAXES.

        (a) TAXES GENERALLY. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding
(i) franchise taxes, (ii) any taxes imposed on or measured by the Lender's assets, net income, receipts or branch profits, and (iii) any taxes (other than withholding taxes) with respect to the Lender that would not be imposed but for a connection between the Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Lender pursuant to or in respect of this Agreement or any other Loan Document), and (such non-excluded items being collectively called "Taxes"). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

                (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

                (ii) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such Governmental Authority; and

                (iii) pay to the Lender for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender or such Lender will equal the full amount that the Lender or such Lender would have received had no such withholding or deduction been required.

        (b) TAX INDEMNIFICATION. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

        (c) TAX FORMS. Prior to the date that any Participant or assignee Lender organized under the laws of a jurisdiction outside the United States of America acquires an interest in any


                                      -30

Loan or becomes a party hereto, such Person shall deliver to the Borrower and the Lender such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Participant or assignee Lender establishing that payments to it hereunder and under the Note are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code. Each such Participant or assignee Lender shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Lender and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Lender. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Participant or Lender that is organized under the laws of a jurisdiction outside of the United States of America, if such Participant or Lender fails to comply with the requirements of this subsection.

                       ARTICLE IV. YIELD PROTECTION, ETC.

SECTION 4.1. ADDITIONAL COSTS; CAPITAL ADEQUACY.

        (a) ADDITIONAL COSTS. The Borrower shall promptly pay to the Lender from time to time such amounts as the Lender may reasonably determine to be necessary to compensate it for any costs incurred by the Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by the Lender under this Agreement or any of the other Loan Documents in respect of any of the Loans or such obligation or the maintenance by the Lender of capital in respect of the Loans or the Commitment (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case to the extent resulting from any Regulatory Change that:
(i) changes the basis of taxation of any amounts payable to the Lender under this Agreement or any of the other Loan Documents in respect of any of the Loans or the Commitment (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.8.(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of LIBOR Market Index Rate or Adjusted LIBOR, as applicable, for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender, or any commitment of the Lender (including, without limitation, the Commitment); or (iii) has or would have the effect of reducing the rate of return on capital of the Lender to a level below that which the Lender could have achieved but for such Regulatory Change (taking into consideration the Lender's policies with respect to capital adequacy).

        (b) LENDER'S SUSPENSION OF LIBOR LOANS. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, the Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of it that includes


                                      -31
deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if the Lender so elects by notice to the Borrower, the obligation of the Lender to make or Continue any LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).

        (c) NOTIFICATION AND DETERMINATION OF ADDITIONAL COSTS. The Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided that the Borrower shall not be required to compensate the Lender under this Section for any Additional Costs incurred more than 120 days prior to the date that the Lender notifies the Borrower of the incurrence of such Additional Costs and of the Lender's intention to claim compensation therefor. The Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Lender for compensation under this Section. Absent manifest error, determinations by the Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

SECTION 4.2. SUSPENSION OF LIBOR LOANS.

        Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Adjusted LIBOR Rate for any Interest Period:

        (a) the Lender reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or

        (b) the Lender reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Lender shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to, and shall not, make additional LIBOR Loans or Continue LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

SECTION 4.3. ILLEGALITY.

        Notwithstanding any other provision of this Agreement, if the Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for the Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender's obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as the Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).


                                      -32

SECTION 4.4. COMPENSATION.

        The Borrower shall pay to the Lender, upon the request, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost or expense that it reasonably determines is attributable to:

        (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan bearing interest at a rate based on Adjusted LIBOR, or Conversion of a LIBOR Loan bearing interest at a rate based on Adjusted LIBOR, for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan, and exclusive of any scheduled repayment of such Loans pursuant to Section 2.5 hereof; or

        (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan bearing interest at a rate based on Adjusted LIBOR on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan bearing interest at a rate based on Adjusted LIBOR or Continue a LIBOR Loan bearing interest at a rate based on Adjusted LIBOR on the requested date of such Conversion or Continuation.

Upon the Borrower's request, the Lender shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by the Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

SECTION 4.5. TREATMENT OF AFFECTED LOANS.

        If the obligation of the Lender to make LIBOR Loans or to Continue LIBOR Loans shall be suspended pursuant to Section 4.1.(b), 4.2. or 4.3., then all LIBOR Loans shall be automatically Converted into Base Rate Loans immediately (in the case of LIBOR Market Index Rate Loans) or on the last day of the then current Interest Period (in the case of the Term Loan) (or, in the case of a Conversion required by Section 4.1.(b) or 4.3., on such earlier date as the Lender may specify to the Borrower) and, unless and until the Lender gives notice as provided below that the circumstances specified in Section 4.1. or
4.3. that gave rise to such Conversion no longer exist:

        (a) to the extent that LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Loans shall be applied instead to its Base Rate Loans; and

        (b) all Loans that would otherwise be made or Continued as LIBOR Loans shall be made or Continued instead as Base Rate Loans.

SECTION 4.6. CHANGE OF OFFICE.

        The Lender agrees that it will use reasonable efforts to designate an alternate office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.8., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so


                                      -33
long as such designation is not disadvantageous to the Lender as determined by the Lender in its sole discretion.

SECTION 4.7. ASSUMPTIONS CONCERNING FUNDING OF LIBOR LOANS.

        Calculation of all amounts payable under this Article IV. In respect of Term Loans that constitute LIBOR Loans shall be made as though the Lender had actually funded such LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that the Lender may fund LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

                         ARTICLE V. CONDITIONS PRECEDENT

SECTION 5.1. INITIAL CONDITIONS PRECEDENT.

        The obligation of the Lender to make any Loans or issue any Letters of Credit is subject to the following conditions precedent:

        (a) The Lender shall have received each of the following, in form and substance satisfactory to the Lender:

                (i) Counterparts of this Agreement executed by each of the parties hereto;

                (ii) The Revolving Credit Note and the Term Note executed by the Borrower, and complying with the provisions of Section 2.8.;

                (iii) The Security Agreement executed by Borrower and the Subsidiary Security Agreement executed by the Domestic Material Subsidiaries together with (i) such UCC-1 financing statements as may be reasonably required by the Lender in order to perfect the Lender's security interest in all of the collateral described in the Security Agreement and in the Subsidiary Security Agreement and (ii) a Perfection Certificate executed by Borrower.

                (iv) The Guaranty executed by each Domestic Material Subsidiary existing as of the Effective Date;

                (v) The Pledge Agreement executed by the Borrower, together with all certificates and stock powers, undated and executed in blank, constituting Pledged Shares (as such term is defined in the Pledge Agreement) required to be delivered to the Lender in accordance with the Pledge Agreement;

                (vi) Each of the Mortgages executed by the applicable Loan Parties;

                (vii) The Environmental Indemnity Agreement executed by the Loan Parties.


                                      -34

                (viii) An opinion of outside counsel to the Loan Parties, addressed to the Lender, addressing the matters set forth in Exhibit D, the content of which shall be reasonably satisfactory to Lender;

                (ix) The articles of incorporation, articles of organization, certificate of limited partnership or other comparable organizational instrument (if any) of Loan Party certified as of a recent date by the Secretary of State of the jurisdiction of formation of such Loan Party;

                (x) A certificate of good standing or certificate of similar meaning with respect to each Loan Party issued as of a recent date by the Secretary of State of the jurisdiction of formation of the Borrower or Continuing Subsidiary, and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each jurisdiction in which any Loan Party is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

                (xi) A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, the officers of the Borrower then authorized to deliver Notices of Borrowing, Notices of Continuation and Notices of Conversion;

                (xii) Copies certified by the Secretary or Assistant Secretary of each Loan Party (or other individual performing similar functions) of (i) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (ii) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

                (xiii) The Fees then due and payable under Section 3.3., and any other Fees payable to the Lender;

                (xiv) A pro forma calculation showing compliance with the financial covenants set forth in Section 9.1. hereof, calculated as of March 31, 2005, which shall include a reasonable estimate of fees and expenses incurred in connection with this Agreement and which shall include in Consolidated Total Senior Funded Debt the principal amount of Indebtedness owed to the Junior Lenders that will be refinanced by proceeds of the Revolving Credit Loans on the Effective Date.

                (xv) A commitment for a lender's policy of title insurance insuring each of the Mortgages and the parcels of real property described therein, in such form and with such coverage endorsements, without standard exceptions and containing only those exceptions which are reasonably acceptable to the Lender, with evidence of payment of premium therefor;


                                      -35

                (xvi) A recent ALTA land survey of each parcel of real property described in the Mortgages, and evidence satisfactory to the Lender in its sole discretion that none of the real property described in the Mortgages lies in an area requiring special notices of flood hazard issues or evidence that the Borrower has purchased flood hazard insurance;

                (xvii) Phase I Environmental Site Assessment Reports with respect to each parcel of real property described in the Mortgages;

                (xviii) Appraisals of each of the parcels of real property described in the Mortgages and appraisals of the equipment pledged to the Lender in accordance with the Security Agreement and the Subsidiary Security Agreement, in form and substance and given by appraisers that are satisfactory to Lender;

                (xix) a certificate from a Responsible Officer of the Borrower certifying that, after giving effect to the borrowing of the Term Loan, the sum of (a) 80% of the combined appraised market value of such real property PLUS (b) 75% of the appraised orderly liquidation value of the equipment pledged to the Lender in connection with the Security Agreement and the Subsidiary Security Agreement, would not be less than the amount outstanding under the Term Loan.

                (xx) Evidence satisfactory to the Lender that the Borrower and each Subsidiary shall have been released from all liabilities and obligations under and in respect of Indebtedness (other than the Obligations and other than liabilities and obligations expressly permitted under Section 9.3.), including, without limitation, a pay-off letter, UCC termination statements and other releases duly executed or authorized by CIT Group with respect to all Indebtedness owing by the Borrower and its Subsidiaries to the CIT Lenders and all Liens securing the same, all in form and substance satisfactory to the Lender.

                (xxi) A landlord waiver with respect to each location not owned by the Borrower, but at which the assets of the Borrower may be located;

                (xxii) A certificate or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, without limitation, naming the Lender as additional insured and loss payee;

                (xxiii) All agreements, documents and instruments evidencing, or executed in connection with, the Subordinated Indebtedness and the Indebtedness owing to FSG Bank, NA; and

                (xxiv) Such other documents, agreements and instruments as the Lender may reasonably request; PROVIDED, HOWEVER, that blocked account control agreements with respect to the deposit accounts of the Borrower and its Subsidiaries shall not be required.

        (b) There shall not have occurred or become known to the Lender any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its


                                      -36

Subsidiaries delivered to the Lender prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

        (c) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

        (d) The Borrower and the Continuing Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party.

SECTION 5.2. CONDITIONS PRECEDENT TO ALL LOANS AND LETTERS OF CREDIT.

        The obligation of the Lender to make any Loan or issue any Letter of Credit is subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or the issuance of such Letter of Credit or would exist immediately after giving effect thereto; and (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of the making of such Loan or the issuance of such Letter of Credit with the same force and effect as if made on and as of such date except that (i) to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date) and (ii) to the extent any materiality qualifier is contained in any such representations and warranties, such representations and warranties shall be accurate in all respects on and as of the date of such Credit Event. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Lender prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, if such Credit Event is the making of a Loan or the issuance of a Letter of Credit, the Borrower shall be deemed to have represented to the Lender at the time such Loan is made that all conditions to the occurrence of such Credit Event contained in Section 5.2. have been satisfied.


                                      -37

                   ARTICLE VI. REPRESENTATIONS AND WARRANTIES

SECTION 6.1. REPRESENTATIONS AND WARRANTIES.

        In order to induce the Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Lender as follows:

        (a) ORGANIZATION; POWER; QUALIFICATION. Each of the Borrower and its Continuing Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

        (b) OWNERSHIP STRUCTURE. As of the Agreement Date, Schedule 6.1.(b)(i) is a complete and correct list of all Continuing Subsidiaries of the Borrower setting forth for each such Continuing Subsidiary, (i) the jurisdiction of organization of such Continuing Subsidiary, (ii) each Person holding any Equity Interests in such Continuing Subsidiary, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Continuing Subsidiary represented by such Equity Interests and (v) whether such Person is a Material Subsidiary. Except as disclosed in such Schedule, as of the Agreement Date (i) each of the Borrower and its Continuing Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (ii) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (iii) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. Further, as of the Agreement Date, Schedule 6.1(b)(ii) sets forth all Discontinued Subsidiaries.

        (c) AUTHORIZATION OF AGREEMENT, ETC. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.


                                      -38

        (d) COMPLIANCE OF LOAN DOCUMENTS WITH LAWS, ETC. The execution, delivery and performance of each Loan Document to which any Loan Party is a party in accordance with its respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any indenture, material agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party.

        (e) COMPLIANCE WITH LAW; GOVERNMENTAL APPROVALS. The Borrower and each Subsidiary is in compliance with all Applicable Laws except for noncompliances which could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

        (f) TITLE TO PROPERTIES; LIENS. The Borrower and each Continuing Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. As of the Agreement Date, there are no Liens against any assets of the Borrower or any Subsidiary except for the Permitted Liens, including the Permitted Liens listed on Schedule 6.1.(f).

        (g) EXISTING INDEBTEDNESS. Schedule 6.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the Borrower and each Subsidiary. As of the Agreement Date, the Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Indebtedness.

        (h) LITIGATION. Except as set forth on Schedule 6.1.(h), there are no actions, suits, investigations or proceedings pending (nor, to the knowledge of the Borrower, are there any actions, suits or proceedings threatened, nor to the knowledge of the Borrower is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower or any Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

        (i) TAXES. All federal, state and other tax returns of the Borrower or any Continuing Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Borrower or any Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under
Section 7.6. All federal, state and other tax returns of all Discontinued Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the Discontinued Subsidiaries and their respective


                                      -39
properties, income, profits and assets which are due and payable have been paid except, in each case, where the failure to so file such returns or pay such taxes, assessments or other charges or levies would not have a Material Adverse Effect or which would otherwise be permitted by Section 7.6. hereof.

        (j) FINANCIAL STATEMENTS. The Borrower has furnished to the Lender copies of (i) the audited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ending December 31, 2004, and the related audited consolidated statements of operations, cash flows and shareholders' equity of the Borrower and its consolidated Subsidiaries for the fiscal year ending on such dates, with the opinion thereon of Joseph Decosimo and Company, PPLC, along with an unaudited consolidating balance sheet for the end of the fiscal year ending December 31, 2004, and (ii) the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal quarter ending March 31, 2005, and the related unaudited consolidated statements of operations, cash flows and shareholders' equity (and consolidating statements of operations) of the Borrower and its consolidated Subsidiaries for the period of one fiscal quarter ending on such date. Such financial statements (including in each case related schedules and notes) are complete and correct and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries, as at their respective dates and the results of operations and the cash flow of the Borrower and its consolidated Subsidiaries for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes).

        (k) NO MATERIAL ADVERSE CHANGE. Since March 31, 2005, there has been no material adverse change in the business, assets, liabilities, financial condition, results of operations, business or prospects of the Borrower and its Subsidiaries, taken as a whole. Each of the Borrower and its Continuing Subsidiaries is Solvent.

        (l) ERISA. Each member of the ERISA Group is in compliance with its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except in each case for noncompliances which could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Date, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

        (m) NOT PLAN ASSETS; NO PROHIBITED TRANSACTION. None of the assets of the Borrower or any Subsidiary constitute "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. In this connection, the Lender represents and warrants to the Borrower that at least one of the following statements in an


                                      -40
accurate representation as to the source of funds to be used by the Lender in connection with the financing hereunder (referred to in this Section 6.1.(m) as a "Source"):

                (i) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA;

                (ii)    the Source is either a "plan" as such term is defined in
Section 3(3) of ERISA or Section 4975(e) of the Code (an "ERISA Plan"), more than one ERISA Plan or a separate account or trust fund comprised of one or more ERISA Plans, each of which has been identified to the Group Companies in writing pursuant to this paragraph (ii);

                (iii) the Source is an "insurance company general account" as the term is defined in Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995 as amended by PTE 2002-13 ("PTE 95-60")) in respect of which the reserves and liabilities for the general account contract(s) held by or on behalf of any ERISA Plan (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the "NAIC Annual Statement"), together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any ERISA Plan maintained by the same employer (or affiliate thereof with the meaning of Section V(a) of PTE 95-60) or by the same employee organization in the general account to not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with your state of domicile;

                (iv) the Source is a separate account of an insurance company that is maintained by the Lender solely in connection with such Lender's fixed contractual obligations under which the amounts payable, or credited, to an ERISA Plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such ERISA Plan (including any annuitant) are not affected in any manner by the investment performance of the separate account;

                (v) the Source is either (x) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or
(y) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as the Lender has disclosed to the Group Companies in writing pursuant to this paragraph (v), no ERISA Plan or group of ERISA Plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

                (vi) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no ERISA Plan's assets that are included in such investment fund, when combined with the assets of all other ERISA Plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Section I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section


                                      -41

V(e) of the QPAM Exemption) owns a 5% or more interest in any Borrower and (x) the identity of such QPAM and (y) the names of all ERISA Plans whose assets are included in such investment fund have been disclosed to the Group Companies in writing pursuant to this paragraph (vi);

                (vii) the Source constitutes assets of a "plan" or more than one "plan with the meaning of Part IV of PTE 96-23 (the "INHAM Exemption") managed by an "in-house asset manager" or "INHAM", within the meaning of Part IV of the INHAM Exemption, the conditions of Section I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of "control" in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in any Borrower and (i) the identity of such INHAM and (ii) the name(s) of the ERISA Plan(s) whose assets constitute the Source have been disclosed to the Group Companies in writing pursuant to this paragraph (vii); or

                (viii)  the Source is a governmental plan. As used in this
Section 6.1.(m), the terms "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in
Section 3 of ERISA.

The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute "prohibited transactions" under ERISA or the Internal Revenue Code.

        (n) ABSENCE OF DEFAULTS. Neither the Borrower nor any Continuing Subsidiary is in default under its organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case:
(i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, a default or event of default by the Borrower or any Continuing Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which the Borrower or any Continuing Subsidiary is a party or by which the Borrower or any Continuing Subsidiary or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        (o) ENVIRONMENTAL LAWS. Each of the Borrower and its Subsidiaries has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals which the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect.

        (p) INVESTMENT COMPANY; PUBLIC UTILITY HOLDING COMPANY. Neither the Borrower nor any Continuing Subsidiary is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to


                                      -42
consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

        (q) MARGIN STOCK. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

        (r) AFFILIATE TRANSACTIONS. Except as permitted by Section 9.11., neither the Borrower nor any Continuing Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower or of a Subsidiary is a party (other than the Borrower or a Continuing Subsidiary).

        (s) INTELLECTUAL PROPERTY. Each of the Borrower and each Subsidiary owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, "Intellectual Property") necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person.

        (t) BUSINESS. As of the Agreement Date, the Borrower and its Continuing Subsidiaries are primarily engaged in the business of manufacturing vehicle towing and recovery equipment, together with other business activities incidental or reasonably related thereto.

        (u) BROKER'S FEES. No broker's or finder's fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Borrower or any of its Continuing Subsidiaries ancillary to the transactions contemplated hereby.

        (v) ACCURACY AND COMPLETENESS OF INFORMATION. The written information, reports and data (excluding financial projections and other forward looking statements) furnished to the Lender by, on behalf of, or at the direction of, the Borrower or any Subsidiary in connection with or relating in any way to this Agreement, (as modified or supplemented by other information so furnished) does not (or, if such information, reports and data are furnished in separate instruments, writings or transmissions but are furnished at approximately the same time and are reasonably related to one another, such information, reports and data taken as a whole do not) contain any untrue statement of a fact material to the creditworthiness of the Borrower or any Subsidiary or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements and other financial information (excluding financial projections and other forward looking statements) furnished to the Lender by, on behalf of, or at the direction of, the Borrower or any Subsidiary in connection with or relating in any way to this Agreement, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. All financial projections and other forward looking statements prepared by or on


                                      -43
behalf of the Borrower or any Subsidiary that have been or may hereafter be made available to the Lender were or will be prepared in good faith based on reasonable assumptions. As of the Effective Date, no fact is known to the Borrower which has had, or may in the future have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(j) or in such information, reports or other papers or data or otherwise disclosed in writing to the Lender.

        (w)     NON-MATERIAL SUBSIDIARIES.

        Neither (i) the aggregate amount of Consolidated EBITDA for the Four-Quarter Period most recently ended nor (ii) the aggregate amount of Consolidated Assets in each case, directly or indirectly, attributable to Domestic Subsidiaries that are not Guarantors and to First-Tier Foreign Subsidiaries, 65% of whose Equity Interests have not been pledged pursuant to a Pledge Agreement, exceeds 10% of Consolidated EBITDA for the Four-Quarter Period most recently ended or 15% of Consolidated Assets of the Borrower and all of its Subsidiaries, respectively, subject to the right of Borrower after the Effective Date under Section 7.15. (x) to have Domestic Subsidiaries execute Accession Agreements and become Guarantors or (y) to cause 65% of the Equity Interests of a First-Tier Foreign Subsidiary to be pledged pursuant to a Pledge Agreement, in order to make this representation accurate.

        (x)     CERTIFICATES, ETC.

        All statements contained in any certificate, financial statement, document, instrument or agreement delivered by or on behalf of the Borrower, any Continuing Subsidiary or any other Loan Party to the Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Lender in connection with the underwriting or closing of the transactions contemplated hereby but excluding financial projections and other forward looking statements) are true and accurate in all material respects on and as of the date when made.

SECTION 6.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.

        All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate in all material respects on and as of such earlier date). All such representations and warranties made or deemed made in this Agreement and the other Loan Documents shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans.

                       ARTICLE VII. AFFIRMATIVE COVENANTS

        For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:


                                      -44

SECTION 7.1. PRESERVATION OF EXISTENCE AND SIMILAR MATTERS.

        Except as otherwise permitted under Section 9.6., the Borrower shall, and shall cause each Continuing Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

SECTION 7.2. COMPLIANCE WITH APPLICABLE LAW.

        The Borrower shall, and shall cause each Subsidiary to, comply with all Applicable Laws, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

SECTION 7.3. MAINTENANCE OF PROPERTY.

        In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Continuing Subsidiary to, (a) protect and preserve all of its material properties and maintain in good repair, working order and condition all material tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times. The occurrence of an accidental casualty event with respect to properties of the Borrower and its Continuing Subsidiaries shall not constitute a violation of clause (a) above.

SECTION 7.4. CONDUCT OF BUSINESS.

        The Borrower shall continue, and shall cause each of its Continuing Subsidiaries to continue, to carry on their respective businesses as described in Section 6.1.(t).

SECTION 7.5. INSURANCE.

        The Borrower shall, and shall cause each Loan Party to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law, which such insurance shall name the Lender as additional insured and loss payee and shall contain a clause or endorsement requiring the insurer to give the Lender at least 30-days' prior written notice of the cancellation or termination of same. In addition, if any portion of any of the real property encumbered by the Mortgages is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1986 (or any amendment or successor act thereto), then Borrower shall cause to be maintained with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act. The Borrower from time to time shall deliver to the Lender upon its request a detailed


                                      -45
list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. The Borrower shall deliver, or shall cause to be delivered, concurrently with the delivery of the financial statements required pursuant to
Section 8.2., to the Lender a certificate or certificates of insurance evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents. In the event of foreclosure of the Mortgages or any other transfer of title to the real property encumbered by the Mortgages in extinguishment of the Obligations, all right, title, and interest of owners of the real property encumbered by the Mortgages in and to all insurance policies then in force with respect to the real property encumbered by the Mortgages, shall pass to the purchaser of such real property or to the Lender. If any casualty event shall occur that results in damage to, or loss or destruction of, any tangible real or personal property constituting Collateral, and so long as no Event of Default has occurred and is continuing, the Borrower may collect and apply any insurance proceeds to the restoration, repair or replacement of such Collateral provided that such restoration, repair or replacement is commenced reasonably promptly after such casualty and is substantially completed within one year following such casualty (or, if not then substantially completed within one year, the Borrower shall deliver to the Lender a budget and timeline of proposed expenditures for the remaining insurance proceeds and such budget and timeline shall be reasonably satisfactory to the Lender). After the occurrence and during the continuance of an Event of Default, the Lender may collect and receive the proceeds from any such insurance policy or policies and apply such proceeds in accordance with Section 10.4. hereof.

SECTION 7.6. PAYMENT OF TAXES AND CLAIMS.

        The Borrower shall, and shall cause each Continuing Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; PROVIDED, HOWEVER, that the foregoing shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the Borrower or such Subsidiary, as applicable, in accordance with GAAP. The Borrower shall cause each Discontinued Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; PROVIDED, HOWEVER, that the foregoing shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings; or (ii) if the failure to make such payment or to cause the discharge of such tax, assessment, charge, levy or claim would not have a Material Adverse Effect.

SECTION 7.7. VISITS AND INSPECTIONS.

        The Borrower shall, and shall cause each Continuing Subsidiary to, permit the Lender and representatives of the Lender, from time to time after reasonable prior notice if no Event of


                                      -46

Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of the Lender (unless a Default or Event of Default shall exist, in which case the exercise by the Lender of its rights under this Section shall be at the expense of the Borrower) to: (a) visit and inspect all properties of the Borrower or such Continuing Subsidiary to the extent any such right to visit or inspect is within the control of such Person;
(b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and
(c) discuss with its Responsible Officers and employees, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance.

SECTION 7.8. USE OF PROCEEDS.

        The Borrower shall use the proceeds of the Revolving Credit Loans only
(a) to refinance all of the Borrower's existing indebtedness and other obligations owing to the CIT Lenders (and also to any Person that purchased and holds a participation from the CIT Lenders in any of the loans under the CIT Credit Agreement) under the CIT Credit Agreement, (b) to make payments of principal and interest on the Subordinated Indebtedness to the extent permitted under this Agreement, and (c) for general corporate uses arising in the ordinary course of the Borrower's business. The Borrower shall use the proceeds of the Term Loan only to refinance the Borrower's existing indebtedness and other obligations owing to the CIT Lenders (and to any Persons that purchased participations from the CIT Lenders in any of the loans) under the CIT Credit Agreement. No part of the proceeds of any Loan will be used for the purpose of buying or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

SECTION 7.9. ENVIRONMENTAL MATTERS.

        The Borrower shall, and shall cause all of its Subsidiaries to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause its Continuing Subsidiaries to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. The Borrower shall cause its Discontinued Subsidiaries to take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws; PROVIDED, HOWEVER, that the foregoing shall not require that any such actions be taken if the failure to take such actions would not have a Material Adverse Effect.

SECTION 7.10. BOOKS AND RECORDS.

        The Borrower shall, and shall cause each of its Continuing Subsidiaries to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

SECTION 7.11. FURTHER ASSURANCES.

        The Borrower shall, at the Borrower's cost and expense and upon request of the Lender, execute and deliver or cause to be executed and delivered, to the Lender such further


                                      -47
instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

SECTION 7.12. NEW SUBSIDIARIES/GUARANTORS.

        Within 30 days of any Person becoming a Domestic Material Subsidiary after the Effective Date, the Borrower shall deliver to the Lender each of the following items, each in form and substance satisfactory to the Lender: (a) an Accession Agreement executed by such Domestic Material Subsidiary; (b) a Subsidiary Security Agreement; and (c) the items that would have been delivered under Sections 5.1.(a)(iv), (v), (vii) through (xii) if such Domestic Subsidiary had been a Domestic Subsidiary on the Effective Date. Additionally, within 30 days of any Person becoming a First-Tier Foreign Material Subsidiary, the Borrower shall deliver to the Lender a Pledge Agreement with respect to such First-Tier Foreign Material Subsidiary.

SECTION 7.13. FOREIGN SUBSIDIARY DOCUMENTS.

        Within 45 days after the applicable reporting date on which the Consolidated EBITDA for the fiscal quarter most recently ended directly or indirectly attributable to a First-Tier Foreign Material Subsidiary, 65% of whose Equity Interests have been pledge pursuant to a Pledge Agreement, exceeds 10% of the Consolidated EBITDA, the Borrower shall cause to be delivered to the Lender the following: (a) an opinion of counsel licensed to practice law in the jurisdiction where such First-Tier Foreign Material Subsidiary is incorporated with respect to the pledge of such Equity Interests, (b) the articles of incorporation, the articles of organization or another comparable organizational instrument, certified as of a recent date by the appropriate governmental agency of the jurisdiction of formation of such First-Tier Foreign Material Subsidiary, and (c) a certificate of good standing or a certificate of similar meaning issued as of a recent date by the appropriate governmental agency of the jurisdiction of formation of such First-Tier Foreign Material Subsidiary, each of which shall be in form and substance reasonably satisfactory to the Lender.

SECTION 7.14. DEPOSITORY INSTITUTION; SERVICE PROVIDER.

        The Borrower agrees to use its commercially reasonable best efforts to utilize the Lender as its primary depository institution and its cash management service provider within one year following the Agreement Date.

SECTION 7.15. LIMITATION ON NON-MATERIAL SUBSIDIARIES.

        The Borrowers shall cause (i) the aggregate amount of Consolidated EBITDA for the Four-Quarter Period most recently ended and (ii) the aggregate amount of Consolidated Assets, in the case of both (i) and (ii) above directly or indirectly attributable to Domestic Subsidiaries that are Guarantors and to First-Tier Foreign Subsidiaries, 65% of the Equity Interests of which have been pledged pursuant to a Pledge Agreement, to equal or exceed 90% of Consolidated EBITDA for the Four-Quarter Period most recently ended and equal or exceed 85% of Consolidated Assets of the Borrowers and all of its Subsidiaries, respectively; PROVIDED, HOWEVER, that, if at any time the Borrower shall fail to comply with the foregoing covenant, and if the Borrower, within 30 days of such failure, causes (x) Domestic Subsidiaries that are not


                                      -48
then Guarantors to execute Accession Agreements and become Guarantors in order to comply with this covenant and/or (y) causes 65% of the Equity Interests of First-Tier Foreign Subsidiaries to be pledged pursuant to a Pledge Agreement, then, in such case, no Default or Event of Default shall result from such failure to comply with this covenant.

                            ARTICLE VIII. INFORMATION

        For so long as this Agreement is in effect, the Borrower shall furnish to the Lender:

SECTION 8.1. QUARTERLY FINANCIAL STATEMENTS.

        As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Borrower), the unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated and consolidating statements of income, and the unaudited consolidated statements of shareholders' equity and cash flows of the Borrower and its Subsidiaries for such period (including without limitation a calculation of Consolidated EBITDA on a consolidating basis), setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the absence of footnotes).

SECTION 8.2. YEAR-END STATEMENTS.

        As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Borrower), the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) a Responsible Officer of the Borrower, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof and the results of operations for such period and (b) Joseph Decosimo and Company, PPLC or other independent certified public accountants of recognized national standing reasonably acceptable to the Lender, whose certificate shall be unqualified and in scope and substance reasonably satisfactory to the Lender. In addition, the audited financial statements shall be accompanied by an unaudited consolidating balance sheet and statement of operations prepared by the Borrower and presented by Borrower's independent certified public accountants in supplemental schedules to Borrower's fiscal year end audit.

SECTION 8.3. COMPLIANCE CERTIFICATE.

        At the time financial statements are furnished pursuant to Sections 8.1. and 8.2., and if an Event of Default has occurred and is continuing, within 5 Business Days of the Lender's request with respect to any other fiscal period, a certificate substantially in the form of Exhibit E (a


                                      -49

"Compliance Certificate") executed by the chief financial officer or any other Responsible Officer on behalf of the Borrower: (a) setting forth in reasonable detail as at the end of such quarterly accounting period, fiscal year, or other fiscal period, as the case may be, the calculations required to establish whether or not the Borrower was in compliance with the covenants contained in
Article IX. and also setting forth a calculation of Consolidated EBITDA and consolidated assets on a consolidating basis (including without limitation, for the fiscal quarter ending March 31, 2005), (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such event, condition or failure.

SECTION 8.4. OTHER INFORMATION.

        (a) MANAGEMENT REPORTS. Promptly upon receipt thereof, copies of all management reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants;

        (b) SECURITIES FILINGS. The Borrower shall cause the Lender to be named on the Borrower's "Investor List" and shall cause the Lender to receive all Forms 10-K and 10-Q of the Borrower and all of the Borrower's press releases simultaneously upon receipt of same by its shareholders;

        (c) SHAREHOLDER INFORMATION. Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed by the Borrower or any Continuing Subsidiary;

        (d) ERISA. If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under
Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution in excess of $250,000 to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;


                                      -50

        (e) LITIGATION. To the extent the Borrower or any Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Borrower or any Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and in any event involving claims (not covered by insurance) greater than $2,000,000, and prompt notice of the receipt of notice that any United States income tax returns of the Borrower or any of its Subsidiaries are being audited;

        (f) MODIFICATION OF ORGANIZATIONAL DOCUMENTS. A copy of any amendment to the organizational documents of the Borrower or any other Loan Party within 15 Business Days after the effectiveness thereof;

        (g) CHANGE OF MANAGEMENT OR FINANCIAL CONDITION. Prompt notice of any change in the senior management position of William G. Miller, Jeffery I. Badgley or J. Vincent Mish with the Borrower and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any Continuing Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect;

        (h) DEFAULT. Notice of the occurrence of any Default or Event of Default promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof;

        (i) JUDGMENTS. Prompt notice of any order, judgment or decree in excess of $1,500,000 having been entered against the Borrower or any Subsidiary or any of their respective properties or assets;

        (j) NOTICE OF VIOLATIONS OF LAW. Prompt notice if the Borrower or any Subsidiary shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

        (k) NEW SUBSIDIARIES. Prompt notice of any Person becoming a Subsidiary;

        (l) MATERIAL ASSET SALES. Prompt notice of the sale, transfer or other disposition of any material assets of the Borrower or any Continuing Subsidiary to any Person other than the Borrower or any Continuing Subsidiary;

        (m) MATERIAL CONTRACTS. Promptly upon a Responsible Officer of the Borrower or of any of its Subsidiaries obtaining knowledge thereof, notice of the occurrence of any default or event of default occurring under or in connection with any Material Contract.

        (n) REPURCHASE AGREEMENTS AND CHASSIS FLOORPLAN AGREEMENTS. (i) Promptly after receipt, any notice of default or notice of termination by reason of a breach by the Borrower or a Continuing Subsidiary received by the Borrower or its Continuing Subsidiaries in connection


                                      -51
with a Repurchase Agreement or a Chassis Floorplan Agreement; (ii) promptly upon a Responsible Officer of the Borrower or of any Continuing Subsidiary obtaining knowledge thereof, notice of any event that results in any obligation of the Borrower or any Continuing Subsidiary to purchase or repurchase sold or leased inventory or otherwise indemnify any Person in connection with any Repurchase Agreement, and such obligation is greater than $1,000,000; and (iii) a copy of each Repurchase Agreement and Chassis Floorplan Agreement entered into after the Agreement Date by the Borrower and/or its Continuing Subsidiaries, promptly after such Repurchase Agreement or Chassis Floorplan Agreement is entered into.

        (o) OTHER INFORMATION. From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Continuing Subsidiaries as the Lender may reasonably request, which may include, but not limited to, accounts receivable agings, summary of unit sales and annual budgets, provided, that so long as no Default or Event of Default exists, such request for accounts receivable agings, summary of unit sales and annual budges shall be not more frequently made than quarterly. After the occurrence of an Event of Default, Lender may request, at the Borrower's cost and expense, appraisals of the Borrower's real property encumbered by the Mortgages and the equipment pledged to the Lender pursuant to the Security Agreement and the Subsidiary Security Agreement; PROVIDED, HOWEVER, if such appraisals have been conducted within one year of the date of such Event of Default and the results of which have been delivered to the Lender, then the Lender will not be entitled to request such appraisals.

                         ARTICLE IX. NEGATIVE COVENANTS

        For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:

SECTION 9.1. FINANCIAL COVENANTS.

        The Borrower shall not permit:

        (a) MINIMUM CONSOLIDATED TANGIBLE NET WORTH. At any time after the Agreement Date, its Consolidated Tangible Net Worth to be less than an amount equal to (i) $30,000,000, PLUS (ii) 40% of Consolidated Net Income (determined on a cumulative basis for all fiscal years of the Borrower but only calculated once per year as of the end of each fiscal year, commencing with the fiscal year ending December 31, 2005), PLUS (iii) 100% of the Net Proceeds of all Equity Issuances effected by the Borrower and its Subsidiaries, but in any event excluding from this clause (iii), the issuance, as compensation, of any Equity Interests to employees or directors of the Borrower or its Subsidiaries; PROVIDED, HOWEVER, that if Consolidated Net Income is negative in any fiscal year, the amount added for such fiscal year shall be zero, and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income accumulated in any previous fiscal year.

        (b) MINIMUM CONSOLIDATED FIXED CHARGE COVERAGE RATIO. As of the end of each fiscal quarter occurring after the Agreement Date, the Consolidated Fixed Charge Coverage Ratio to be less than 1.25 TO 1.00.


                                      -52

        (c) MAXIMUM CONSOLIDATED LEVERAGE RATIO. As of the end of each fiscal quarter occurring after the Agreement Date, the Consolidated Leverage Ratio to be greater than 2.00 TO 1.00.

SECTION 9.2. RESTRICTED PAYMENTS.

        The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment; PROVIDED, HOWEVER, that:

        (a) the Borrower's Subsidiaries may declare and make Restricted Payments to the Borrower or any to Continuing Subsidiary so long as no Default or Event of Default would result therefrom;

        (b) the Borrower may make Restricted Payments in respect of its Equity Interests in the nature of stock repurchase or redemptions, so long as
(i) no Default or Event of Default has occurred or would result therefrom and
(ii) the aggregate amount of all such repurchases or redemptions do not exceed $2,000,000 during the term of this Agreement;

        (c) the Borrower may declare and make dividend payments in respect of its common stock so long as no Default or Event of Default has occurred or would result therefrom; and

        (d) Beginning with Borrower's 2006 fiscal year, and in each fiscal year thereafter, and so long as no Default or Event of Default has occurred and is continuing, Borrower may prepay the Subordinated Indebtedness owing to the Junior Lenders during the then current fiscal year, in an amount such that (x) the Consolidated Leverage Ratio as of the end of the immediately preceding fiscal year (calculated for the purposes of this paragraph (d) by adding the proposed amount of such prepayment to Consolidated Total Senior Funded Debt to the extent funded with the proceeds of Indebtedness) does not exceed 1.25 TO 1.00, and (y) the Consolidated Fixed Charge Coverage Ratio as of the end of the immediately preceding fiscal year (calculated for purposes of this paragraph (d) by adding the proposed amount of such prepayment to Consolidated Fixed Charges) is not less than 1.25 TO 1.00; PROVIDED, HOWEVER, that in no event shall the aggregate amount of such prepayments in such fiscal year exceed $5,000,000. If the Borrower desires to make any prepayments of such Subordinated Indebtedness during a fiscal year, the Borrower shall so notify the Lender in writing of such intent upon the delivery to the Lender of the year-end financial statements and certificates delivered to the Lender pursuant to Sections 8.2. and 8.3. hereof with respect to the preceding fiscal year. Such notice shall include a calculation (in form and substance reasonably satisfactory to the Lender) setting forth the maximum principal amount of such Subordinated Indebtedness prepayment that is permitted to be made pursuant to, and in accordance with this paragraph (d). The amount of the permitted Subordinated Indebtedness prepayment may be paid by the Borrower in one or more installments during the course of such fiscal year; PROVIDED, HOWEVER, that the notice required by the preceding sentence shall set forth the proposed dates and amounts of such prepayments.


                                      -53

SECTION 9.3. INDEBTEDNESS.

        The Borrower shall not, and shall not permit any Continuing Subsidiary or FGR to, create, incur, assume or suffer to exist any Indebtedness, other than the following:

        (a)     Indebtedness under the Loan Documents;

        (b)     Indebtedness existing on the Agreement Date and described on
Schedule 6.1(g), including (i) that certain letter of credit in the face amount of $575,000.00 dated June 15, 2004 issued by FSG Bank, N.A. for the benefit of Liberty Mutual Insurance Company; PROVIDED, HOWEVER, that such letter of credit shall only be permitted by this Section 9.3 until December 31, 2005 and (ii) the outstanding Subordinated Indebtedness owing to the Junior Lenders;

        (c) intercompany Indebtedness owed to and held by the Borrower or a Continuing Subsidiary; PROVIDED, HOWEVER, that (i) any subsequent issuance or transfer of any Equity Interest which results in any such Continuing Subsidiary ceasing to be a Continuing Subsidiary or any subsequent transfer of such Indebtedness (other than to the Borrower or a Continuing Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the obligor thereon, (ii) if the Borrower is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of all Obligations and (iii) if a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of all obligations of such obligor with respect to its Guaranty;

        (d) Indebtedness incurred in connection with a Derivative Contract with Lender;

        (e)     [intentionally omitted];

        (f) Capitalized Lease Obligations and Indebtedness secured by purchase money security interests, provided that (i) the Liens securing such Indebtedness attach only to the assets acquired by the incurrence of such Indebtedness, and (ii) the aggregate outstanding amount of such Indebtedness and Capitalized Lease Obligations do not to exceed $1,500,000 at any time;

        (g) additional Subordinated Indebtedness in an amount not to exceed $5,000,000 owing to the Junior Lenders, so long as such Indebtedness is subordinated to the Obligations to the same extent as the Subordinated Indebtedness outstanding on the Agreement Date pursuant to an addendum to the Intercreditor Agreement;

        (h) Indebtedness owing to FSG Bank, NA described on Schedule 6.1(g), together with any refinancing, renewal or extension thereof, so long as: (i) the principal amount thereof is not increased; (ii) the Liens, if any, securing such refinanced, renewed or extended Indebtedness do not attach to any assets in addition to those assets, if any, securing the Indebtedness to be refinanced, renewed or extended; (iii) no Person that is not an obligor or guarantor of such Indebtedness as of the Agreement Date shall be come an obligor or guarantor thereof; and (iv) the terms of such refinancing, renewal or extension are no less favorable to the Borrower or the Lender than the original Indebtedness;

        (i)     the Guaranties permitted pursuant to Section 9.9.;


                                      -54

        (j) contingent inventory repurchase obligations incurred pursuant to a Repurchase Agreement with respect to floorplan financing for Independent Distributors and obligations incurred pursuant to a Chassis Floorplan Agreement;

        (k) Indebtedness incurred by Jige International (i) in the nature of lines of credit and overdraft facilities in an aggregate principal amount not to exceed $500,000 (or its equivalent in Euros or francs) at any time outstanding and (ii) in the nature of Capitalized Lease Obligations and purchase money indebtedness in an aggregate principal amount not to exceed $500,000 (or its equivalent in Euros or francs) at any time outstanding; PROVIDED, HOWEVER<184> that in no event shall the aggregate amount of Indebtedness incurred by Jige International, including Indebtedness incurred as of the Agreement Date, exceed $1,000,000;

        (l) Indebtedness incurred by Boniface Engineering, Ltd. (i) in the nature of lines of credit and overdraft facilities in an aggregate principal amount not to exceed $500,000 (or its equivalent in Pounds Sterling) at any time outstanding and (ii) in the nature of Capitalized Lease Obligations and purchase money indebtedness in an aggregate principal amount not to exceed $500,000 (or its equivalent in Pounds Sterling) at any time outstanding; PROVIDED, HOWEVER, that in no event shall the aggregate amount of Indebtedness incurred by Boniface Engineering, Ltd., including Indebtedness incurred as of the Agreement Date, exceed $1,000,000;

        (m) other unsecured Indebtedness not to exceed $250,000 outstanding at any time.

SECTION 9.4. INVESTMENTS.

        The Borrower shall not, and shall not permit any Continuing Subsidiary or FGR to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

        (a) Investments in Domestic Subsidiaries existing on the Agreement Date and disclosed on Schedule 6.1.(b)(i);

        (b) Investments in Foreign Subsidiaries existing on the Agreement Date and disclosed on Schedule 6.1(b)(i), so long as the aggregate amount of such Investments does not exceed $1,000,000 at any time;

        (c) Investments in Wholly Owned Domestic Subsidiaries (other than any Discontinued Subsidiary) of the Borrower so long as such Subsidiary complies with Section 7.12. to the extent applicable;

        (d) the sale, transfer or contribution of all or any portion of the assets and/or Equity Interests of FGR to any Person in connection with the formation of a joint venture between the Borrower or any Wholly-Owned Domestic Subsidiary and such Person or any Affiliate thereof;

        (e)     Investments in Cash Equivalents;


                                      -55

        (f) intercompany Indebtedness among the Borrower and its Continuing Subsidiaries provided that such Indebtedness is permitted by the terms of
Section 9.3.;

        (g)     Permitted Acquisitions; and

        (h) loans and advances to employees in the ordinary course of business in an aggregate amount outstanding not to exceed $200,000 at any time.

SECTION 9.5. LIENS; NEGATIVE PLEDGES; OTHER MATTERS.

        (a) The Borrower shall not, and shall not permit any Continuing Subsidiary or FGR to, create, assume, incur or permit to exist any Lien (other than Permitted Liens) upon any of its properties, assets, income or profits of any character whether now owned or hereafter acquired.

        (b) The Borrower shall not, and shall not permit any Continuing Subsidiary or FGR to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in any agreement (i) evidencing Indebtedness which the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under Section 9.3.; (ii) which Indebtedness is secured by a Lien permitted to exist hereunder, (iii) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into, and (iv) entered into by Jige International and Boniface Engineering, Ltd. with respect to any assets securing any Indebtedness permitted by Section 9.3.(k) or (l) hereof.

        (c) The Borrower shall not, and shall not permit any Continuing Subsidiary or FGR to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary's capital stock or other Equity Interests owned by the Borrower or any Subsidiary; (ii) pay any Indebtedness owed to the Borrower or any Subsidiary; (iii) make loans or advances to the Borrower or any Subsidiary; or
(iv) transfer any of its property or assets to the Borrower or any Subsidiary.

        (d) The Borrower shall not permit the Discontinued Subsidiaries (other than FGR) to have any ongoing business operations.

SECTION 9.6. MERGER, CONSOLIDATION, SALES OF ASSETS AND OTHER ARRANGEMENTS.

        The Borrower shall not, and shall not permit any Continuing Subsidiary to: (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, any of its assets, whether now owned or hereafter acquired; PROVIDED, HOWEVER, that:

        (a) The Borrower and its Continuing Subsidiaries may (i) sell inventory in the ordinary course of business, (ii) sell Cash Equivalents, (iii) sell or otherwise dispose obsolete or worn out property or other property not necessary for operations, disposed of in the ordinary course of business and having a fair market value not exceeding $250,000 in any fiscal year; (iv) sell the Equity Interests or assets of any Discontinued Subsidiary owned by Borrower or any


                                      -56

Continuing Subsidiary; (v) the Borrower may sell, transfer or dispose of all or a portion of the assets or Equity Interests of FGR; and

        (b) The Borrower may merge with, and may sell, transfer or dispose of assets in the ordinary course of business to, a Continuing Subsidiary, and a Continuing Subsidiary may merge with, and may sell, transfer or dispose of assets in the ordinary course of business to, the Borrower or another Continuing Subsidiary; PROVIDED, HOWEVER, if (x) the Borrower is a party to any such merger, it shall be the survivor thereof, (y) a Domestic Subsidiary and a Foreign Subsidiary are party to such merger, the Domestic Subsidiary shall be the survivor thereof, and (z) the surviving entity is a Domestic Material Subsidiary, such entity will reaffirm its obligations under the Guaranty or deliver to the Lender an executed Accession Agreement, whichever is applicable.

SECTION 9.7. FISCAL YEAR; ACCOUNTING CHANGES.

        The Borrower shall not, and shall not permit any Continuing Subsidiary to, change its fiscal year from that in effect as of the Agreement Date, PROVIDED that Boniface Engineering, Ltd. shall be permitted to change its fiscal year end from March 31 to December 31. Further, Borrower shall not, and shall not permit any Continuing Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP.

SECTION 9.8 MODIFICATIONS OF ORGANIZATIONAL DOCUMENTS.

        The Borrower shall not, and shall not permit any Continuing Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

SECTION 9.9. GUARANTIES.

        The Borrower shall not, and shall not permit any Continuing Subsidiary to, guaranty, endorse or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, other than the following: (a) endorsements of instruments or items of payment for collection in the ordinary course of business and (b) guaranties of the Obligations.

SECTION 9.10. CHANGES RELATING TO SUBORDINATED INDEBTEDNESS.

        The Borrower shall not change or amend the terms of any Subordinated Indebtedness if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Indebtedness; (b) shorten the final maturity or average life to maturity of, or require any payment of principal or interest to be made earlier than the date originally scheduled on, such Subordinated Indebtedness; (c) change any event of default or add any covenant with respect to such Subordinated Indebtedness that is more onerous to the Borrower or that is otherwise


                                      -57
adverse to the Lender; (d) change, amend or alter the subordination provisions thereof; or (e) change, amend or alter any other term if such change, amendment or alteration would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Lender.

SECTION 9.11. TRANSACTIONS WITH AFFILIATES.

        The Borrower shall not, and shall not permit any of its Continuing Subsidiaries to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate except (a) transactions permitted by this Agreement,
(b) compensation and indemnity agreements with officers, directors and employees who are Affiliates, and (c) other transactions with Affiliates, so long as such transactions are entered into or made in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Continuing Subsidiaries and upon fair and reasonable terms which are no less favorable to the Borrower or such Continuing Subsidiary than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate.

SECTION 9.12. SPECULATIVE TRANSACTIONS.

        The Borrower shall not, and shall not permit any of its Continuing Subsidiaries to, engage in any transaction involving commodity options or futures contracts or any similar speculative transactions.

SECTION 9.13. ERISA EXEMPTIONS.

        The Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

SECTION 9.14. SALE AND LEASEBACK TRANSACTIONS.

        The Borrower shall not, and shall not permit any Continuing Subsidiaries to, directly or indirectly, enter into any arrangement with any Person providing for the Borrower or such Continuing Subsidiary to lease or rent property that the Borrower or such Continuing Subsidiary has sold or will sell or otherwise transfer to such Person.

SECTION 9.15. MATERIAL CONTRACTS.

        The Borrower shall not, and shall not permit any Continuing Subsidiary to, default in the performance of any of their obligations under any Material Contract or permit any Material Contract or to be terminated prior to its stated maturity.


                                      -58

                               ARTICLE X. DEFAULT

SECTION 10.1. EVENTS OF DEFAULT.

        Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

        (a) DEFAULT IN PAYMENT OF PRINCIPAL. The Borrower shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans and such failure shall continue for a period of five days.

        (b) DEFAULT IN PAYMENT OF INTEREST AND OTHER OBLIGATIONS. The Borrower shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party to the Lender under any Loan Document to which it is a party, and such failure shall continue for a period of five days.

        (c) DEFAULT IN PERFORMANCE. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Article IX. or (ii) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, conditions or agreement contained in Article VIII. such failure shall continue for a period of 15 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Lender or (iii) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Lender.

        (d) MISREPRESENTATIONS. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

        (e)     INDEBTEDNESS CROSS-DEFAULT; DERIVATIVES CONTRACTS.

                (i) The Borrower or any Continuing Subsidiary shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $1,500,000 or more ("Material Indebtedness"); or

                (ii) (x) the maturity of any Material Indebtedness of the Borrower or any Continuing Subsidiary shall have been accelerated in accordance with the provisions of any


                                      -59
indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any such Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

                (iii) any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or both, would permit any holder or holders of Material Indebtedness, any trustee or lender acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Material Indebtedness or require any such Material Indebtedness to be prepaid or repurchased prior to its stated maturity; or

                (iv) the payment by the Borrower and/or its Continuing Subsidiaries in any given Four-Quarter Period of repurchase or indemnification obligations under Repurchase Agreements with respect to sold or leased inventory that is not re-sold or re-leased to another dealer or distributor within 90 days after such repurchase or indemnification obligation arises in an amount equal to or exceeding $5,000,000 (or such amount, equal to or exceeding $5,000,000, of payment obligations becomes due during such period and the Borrower and/or its Continuing Subsidiaries so fails to make such amount of payments); or

                (v) any Loan Party shall fail to pay when due and payable (after giving effect to any grace or cure period) any net any amounts owing in respect of any Derivatives Contracts having a notional aggregate principal amount of $1,500,000 or more.

        (f) VOLUNTARY BANKRUPTCY PROCEEDING. The Borrower or any Continuing Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection;
(iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

        (g) INVOLUNTARY BANKRUPTCY PROCEEDING. A case or other proceeding shall be commenced against the Borrower or any Continuing Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such


                                      -60
case or proceeding against the Borrower or such Continuing Subsidiary (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

        (h) LITIGATION; ENFORCEABILITY. The Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, any Note or any other Loan Document or this Agreement, any Note, the Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

        (i) JUDGMENT. A judgment or order for the payment of money or for an injunction shall be entered against the Borrower or any Continuing Subsidiary, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against the Borrower, such Subsidiaries and such other Loan Parties, $1,500,000 or (B) in the case of an injunction or other non-monetary judgment, such judgment could reasonably be expected to have a Material Adverse Effect.

        (j) ATTACHMENT. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower or any Continuing Subsidiary which exceeds, individually or together with all other such warrants, writs, executions and processes, $1,500,000 in amount and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Lender pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

        (k) ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $250,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $2,000,000 shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $2,000,000; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $2,000,000.


                                      -61

        (l) LOAN DOCUMENTS. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

        (m)     CHANGE OF CONTROL/CHANGE IN MANAGEMENT.

                (i) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than William G. Miller (or Persons, 100% of the Equity Interests of which are owned by William G. Miller) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of the Borrower;

                (ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office;

                (iii) If William G. Miller, Jeffrey I. Badgley, or J. Vincent Mish cease for any reason to be principally involved in the senior management of the Borrower, and the Borrower shall have failed to replace the resulting vacancies in senior management with individuals reasonably acceptable to the Lender within a period of 120 days; or

                (iv) If the Borrower shall sell all or substantially all of its assets.

SECTION 10.2. REMEDIES UPON EVENT OF DEFAULT.

        Upon the occurrence and during the continuation of an Event of Default, the following provisions shall apply:

        (a)     ACCELERATION; TERMINATION OF FACILITIES.

                (i) AUTOMATIC. Upon the occurrence of an Event of Default specified in Sections 10.1.(f) or 10.1.(g), the Commitment shall immediately and automatically terminate and the principal of, and all accrued interest on, the Loans and all of the other Obligations shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower.

                (ii) OPTIONAL. If any other Event of Default shall exist, the Lender may terminate the Commitment and/or declare the principal of, and accrued interest on, the Loans and all of the other Obligations to be immediately due and payable, whereupon the same shall


                                      -62
immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower.

        (b) LOAN DOCUMENTS. The Lender may exercise any and all of its rights under any and all of the other Loan Documents.

        (c) APPLICABLE LAW. The Lender may exercise all other rights and remedies it may have under any Applicable Law.

        (d) APPOINTMENT OF RECEIVER. To the extent permitted by Applicable Law, the Lender shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

SECTION 10.3. REMEDIES UPON DEFAULT.

        Upon the occurrence of a Default specified in Section 10.1.(g), the Commitment shall immediately and automatically terminate.

SECTION 10.4. ALLOCATION OF PROCEEDS.

        If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Lender under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

        (a) amounts due to the Lender in respect of fees and expenses due under Section 11.2.;

        (b)     payments of interest on the Loans;

        (c)     payments of principal of the Loans;

        (d)     payments of all other Obligations; and

        (e) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

SECTION 10.5. PERFORMANCE BY LENDER.

        If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Lender may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Lender, promptly pay any amount reasonably expended by the Lender in such performance or


                                      -63
attempted performance to the Lender, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, the Lender shall not have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

SECTION 10.6. RIGHTS CUMULATIVE.

        The rights and remedies of the Lender under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it may otherwise have under Applicable Law. In exercising its rights and remedies, the Lender may be selective and no failure or delay by the Lender in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

                            ARTICLE XI. MISCELLANEOUS

SECTION 11.1. NOTICES.

        Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

        If to the Borrower:

                Miller Industries, Inc.
                8503 Hilltop Drive
                Suite 100
                Ooltewah, Tennessee 37363
                Attn: J. Vincent Mish, Chief Financial Officer
                Telephone:      (800) 752-5336, ext. 246
                Fax:            (423) 238-8417

                Attn:  Frank Madonia, Esq.
                Miller Industries, Inc.
                c/o 1100 Peachtree Street
                Suite 2800
                Atlanta, Georgia 30309
                Telephone:      (404) 815-6589
                Fax:            (404) 815-6018


                                      -64

        If to the Lender:

                Wachovia Bank, National Association
                171 17th Street NW
                100 Building
                Atlanta, Georgia, 30363
                Attn: Donald Dalton
                Telephone:      (404) 214-6288
                Fax:            (404) 214-3861

or, as to each party at such other address as shall be designated by such party in a written notice to the other party delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Lender under Article II. shall be effective only when actually received. The Lender shall not shall incur any liability to the Borrower for acting upon any telephonic notice referred to in this Agreement which the Lender believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

SECTION 11.2. EXPENSES.

        The Borrower agrees (a) to pay or reimburse the Lender for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including reasonable due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable and actual fees and disbursements of counsel to the Lender, (b) to pay or reimburse the Lender for all its reasonable and actual costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of its counsel, (c) to pay, and indemnify and hold harmless the Lender from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Lender for all its reasonable costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 10.1.(f) or 10.1.(g), including the reasonable and actual fees and disbursements of the Lender's counsel, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Lender may pay such amounts on behalf of the Borrower and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.


                                      -65

SECTION 11.3. SETOFF.

        In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Participant subject to receipt of the prior written consent of the Lender exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lender, such Lender or any affiliate of the Lender or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 10.2., and although such obligations shall be contingent or unmatured.

SECTION 11.4. LITIGATION; JURISDICTION; OTHER MATTERS; WAIVERS.

        (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN THE BORROWER AND THE LENDER WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDER AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN THE BORROWER AND THE LENDER OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

        (b) EACH OF THE BORROWER AND THE LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA OR, AT THE OPTION OF THE LENDER, ANY STATE COURT LOCATED IN GEORGIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWER AND LENDER PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND THE LENDER EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION


                                      -66

BY THE LENDER OR THE ENFORCEMENT BY THE LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

        (c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

SECTION 11.5. SUCCESSORS AND ASSIGNS.

        (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender and any such assignment or other transfer to which the Lender has not so consented shall be null and void.

        (b) The Lender may make, carry or transfer Loans at, to or for the account of any of its branch offices or the office of an affiliate of the Lender except to the extent such transfer would result in increased costs to the Borrower.

        (c) The Lender may at any time grant to one or more banks or other financial institutions (each a "Participant") participating interests in the Commitment or the Obligations. Except as otherwise provided in Section 11.3., no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by the Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder. Any agreement pursuant to which the Lender may grant such a participating interest shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, the Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, the Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans, (iii) reduce the amount of any such payment of principal,
(iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under Section 7.12.(c)).

        (d) The Lender may with the prior consent of the Borrower (which consent shall not be unreasonably withheld), assign to one or more banks or other financial institutions (each an "Assignee") all or a portion of the Obligations and the Lender's other rights or obligations under this Agreement and the other Loan Documents; provided, however, no such consent by the Borrower shall be required in the case of any assignment to an affiliate of the Lender or if an Event of Default shall exist.

        (e) In addition to the assignments and participations permitted under the foregoing provisions of this Section, the Lender may assign and pledge all or any portion of its Loans and


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

the Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Note shall be fully transferable as provided therein. No such assignment shall release the Lender from its obligations hereunder.

        (f) The Lender may furnish any information concerning the Borrower, any other Loan Party or any of their respective Subsidiaries in the possession of the Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 11.8.

SECTION 11.6. AMENDMENTS; WAIVERS.

        Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lender may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Lender (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

SECTION 11.7. NONLIABILITY OF LENDER.

        The relationship between the Borrower and the Lender shall be solely that of borrower and lender. The Lender shall not shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between the parties hereto, shall be deemed to create any fiduciary duty owing by the Lender to the Borrower, any Subsidiary or any other Loan Party. The Lender does not undertake any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

SECTION 11.8. CONFIDENTIALITY.

        The Lender shall use reasonable efforts to assure that information about Borrower, the other Loan Parties and other Subsidiaries, and their operations, affairs and financial condition, not generally disclosed to the public or otherwise identified in writing as "confidential" or


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

"secret" by the Borrower or any of its Subsidiaries, which is furnished to the Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Lender and its Lenders and employees who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Lender and the Borrower, but in any event the Lender may make disclosure: (a) to any of its affiliates (provided they shall be notified of the confidential nature of the information and agree to be bound by the restrictions in this Section 11.8.); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any portion of the Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information and agree to keep such information confidential to the same extent required of the Lender hereunder); (e) while an Event of Default exists, to any other Person, to the extent required in connection with the exercise by the Lender of its rights or remedies hereunder or under any of the other Loan Documents; (f) upon the Borrower's prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency (provided that such Persons shall be notified of the confidential nature of the information); and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate.

SECTION 11.9. INDEMNIFICATION.

        The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Lender, any affiliate of the Lender, and their respective directors, officers, shareholders, Lenders, employees and counsel (each referred to herein as an "Indemnified Party") from and against any and all of the following (collectively, the "Indemnified Costs"): losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an "Indemnity Proceeding") which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans; (iv) the Lender's entering into this Agreement; (v) the fact that the Lender has established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Lender is a creditor of the Borrower and has or is alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Lender is a material creditor of the Borrower and is alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Lender may have under this Agreement or the other Loan Documents; or
(ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by


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

(A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Lender and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Borrower's indemnification obligations under this Section 11.9. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary. An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party. If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law. The Borrower's obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

SECTION 11.10. TERMINATION; SURVIVAL.

        At such time as (a) the Revolving Credit Commitment and the Term Loan Commitment have been terminated, (b) the Lender is no longer obligated under this Agreement to make any Loans or issue any Letters of Credit and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Lender is entitled under the provisions of Sections 3.8., 4.1., 4.4., 11.2. and 11.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 11.4., shall continue in full force and effect and shall protect the Lender notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before. Section 11.8 of this Agreement shall continue in full force and effect notwithstanding any termination of this Agreement or of the other Loan Documents. If any Letter of Credit contains an expiration date that extends beyond the date that this Agreement terminates as provided in this Section 11.10., the Borrower shall immediately deposit with the Lender an amount equal to 103% of the aggregate Letter of Credit Liabilities until such Letter of Credit is replaced or cancelled.


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

SECTION 11.11. SEVERABILITY OF PROVISIONS.

        Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.12. GOVERNING LAW.

        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 11.13. COUNTERPARTS.

        This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

SECTION 11.14. LIMITATION OF LIABILITY.

        The Lender shall not, nor shall any affiliate, officer, director, employee, attorney, or Lender of the Lender, have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Lender or any of the Lender's affiliates, officers, directors, employees, attorneys, or Lenders for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

SECTION 11.15. ENTIRE AGREEMENT.

        This Agreement and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

SECTION 11.16. CONSTRUCTION.

        The Lender and the Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the


                                      -71
other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Lender and the Borrower.

SECTION 11.17. PATRIOT ACT.

        The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with such Act.



                         [Signatures on Following Pages]





                                      -72

        IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.


                                        MILLER INDUSTRIES, INC.


                                        By: /s/ J. Vincent Mish
                                            --------------------------------
                                            Name:  J. Vincent Mish
                                                  --------------------------
                                            Title:  Chief Financial Officer
                                                   -------------------------










                       [Signatures Continued on Next Page]




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

                 [SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF
                   JUNE 17, 2005 WITH MILLER INDUSTRIES, INC.]


                                        WACHOVIA BANK, NATIONAL ASSOCIATION


                                        By: /s/ Michael J. Romano
                                            --------------------------------
                                            Name:  Michael J. Romano
                                                  --------------------------
                                            Title:  Vice President
                                                   -------------------------









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